                                                                    EXHIBIT 2.7


                                                                CONFORMED COPY





                                11 FEBRUARY, 1998



                                    AGREEMENT



                          FOR THE SALE AND PURCHASE OF

                         ALL THE ISSUED SHARE CAPITAL OF

                                 ZINCOCELERE SPA














                             Weil, Gotshal & Manges

                                    CONTENTS

SECTION                                                                     PAGE
SECTION 1 INTERPRETATION......................................................1

SECTION 2 SALE AND PURCHASE OF THE SHARES AND ASSIGNMENT OF THE LOANS.........7

SECTION 3 CONDITION PRECEDENT.................................................8

SECTION 4 CONSIDERATION.......................................................9

SECTION 5 PURCHASER AND SELLER TITLE WARRANTIES AND LIMITATIONS..............10

SECTION 6 WARRANTIES AND LIMITATIONS.........................................12

SECTION 7 INSTITUTIONAL COVENANTS AND LIMITATIONS AND VGL GUARANTEE..........18

SECTION 8 PRE-COMPLETION UNDERTAKINGS AND DELIVERIES.........................19

SECTION 9 TERMINATION, RESCISSION AND EXCLUSIVE REMEDY.......................21

SECTION 10 COMPLETION........................................................22

SECTION 11 WARRANTORS TAX INDEMNITY..........................................24

SECTION 12 PROTECTIVE COVENANTS..............................................27

SECTION 13 ENTIRE AGREEMENT..................................................28

SECTION 14 VARIATION.........................................................28

SECTION 15 ASSIGNMENT........................................................28

SECTION 16 ANNOUNCEMENTS.....................................................29

SECTION 17 COSTS.............................................................29

SECTION 18 PARTIAL INVALIDITY................................................30

SECTION 19 REMEDIES AND WAIVERS..............................................30

SECTION 20 FURTHER ASSURANCE.................................................30

SECTION 21 NOTICES...........................................................30

SECTION 22 GOVERNING LAW.....................................................32

SECTION 23 ARBITRATION.......................................................32

SECTION 24 COUNTERPARTS......................................................32

SCHEDULE 1 - THE SELLERS.....................................................31

SCHEDULE 2 - THE COMPANY AND THE SUBSIDIARIES................................32

SCHEDULE 3 - THE COMMERCIAL WARRANTIES.......................................35

SCHEDULE 4 - PROPERTY DETAILS................................................53

SCHEDULE 5 - LOAN WARRANTIES.................................................54

Agreed form documents:

"A"  Escrow Agreement

"B"  Resignation Letters

"C"  Legal Opinion relating to ECSA

"D"   Pro-Forma Estimated Net Debt

THIS AGREEMENT is made on 11 February, 1998 among:

(1)      the persons listed in Schedule 1 hereto (the "SELLERS");

(2)      Viasystems S.r.l., a company incorporated in Italy (the "PURCHASER");

(3) Viasystems Group Limited, a company incorporated in England and Wales with registered number 3327056 ("VGL");

(4) NatWest Ventures (Nominees) Limited ("NWV NOMINEES"), a company incorporated in England and Wales;

(5) Citicorp Capital Investors Europe Limited, a company incorporated in Delaware ("CCIEL");

(6)      CVC European Equity Partners, L.P., a Delaware limited partnership
         ("CVCEEP");

(7) CVC European Equity Partners (Jersey), L.P. a limited partnership organized in Jersey ("CVCEEP JERSEY"); and

(8) NatWest Ventures Investments Limited, a company incorporated in England and Wales ("NWV INVESTMENTS").

WHEREAS:

(A) The Sellers are the legal and beneficial owners of all of the issued and outstanding share capital of the Company;

(B)      The Lenders are the legal and beneficial owners of the Loans;

(C) Without prejudice to its right to rely upon the Warranties and upon the undertakings of the Sellers and the Institutions set out in this Agreement, the Purchaser acknowledges it has conducted, together with advisers of its own choice, a due diligence exercise in respect of the Group;

(D) The Sellers wish to sell and, in reliance upon (inter alia) the Warranties and upon the undertakings of the Sellers and the Institutions set out in this Agreement, the Purchaser wishes to purchase all of the issued share capital of the Company for the consideration and upon the terms set out in this Agreement; and

(E) The Lenders wish to assign and, in reliance upon (inter alia) the Warranties and undertakings of the Lenders set out in this Agreement, VGL wishes to accept an assignment of the Loans for the consideration and upon the terms set out in this Agreement.

IT IS AGREED as follows:

SECTION 1  INTERPRETATION

CLAUSE 1.1   In this Agreement:

"ACCOUNTANTS" bears the meaning ascribed to it in Clause 4.2(a);

"ACCOUNTS" means the audited consolidated accounts of the Group for each of the years ended at 31 December, 1995 and at the Last Accounts Date, and in relation to each such financial year of the Group means:

(a) the audited consolidated balance sheet of the Company and its Subsidiaries as at the Accounts Date in respect of that financial year;

(b) the audited consolidated profit and loss account of the Company and its Subsidiaries in respect of that financial year; and

(c) the audited consolidated statements of cash flow of the Company and its Subsidiaries in respect of that financial year,

together with any notes, directors' and auditors' reports or statements included in them;

"ACCOUNTS DATE" means, in relation to any financial year of any Group Company, the last day of that financial year;

"1997 ACCOUNTS" means the audited consolidated accounts (i.e., consolidated balance sheet, profit and loss account, statement of cash flows, together with notes, director's and auditor's reports and statements) of the Group for the financial year ended at 31 December, 1997;

"AFFILIATE" means with respect to any person, an individual, corporation, partnership, firm, association, unincorporated organisation or other entity directly or indirectly controlling, controlled by, or under common control with, such person;

"APPLICABLE SHARE" bears the meaning ascribed to it in Clause 4.4;

"APPLICABLE INSTITUTIONAL PERCENTAGE" bears the meaning ascribed to it in Clause 5.4;

"COMMERCIAL WARRANTY CLAIM" means a claim for a breach of a Commercial Warranty;

"COMMERCIAL WARRANTIES" means the warranties set out in Schedule 3 made by the Warrantors in accordance with Clause 6.1.1(a), each a "COMMERCIAL WARRANTY";

"COMPANY" means Zincocelere SpA, a company incorporated in Italy, whose details appear in Part A of Schedule 2 to this Agreement;

"COMPETITION CONDITION" means the Condition Precedent specified in Clause
3.1(a);

"COMPLETION" means completion of the sale and purchase of the Shares and the assignment of the Loans pursuant to Section 10 of this Agreement;

"COMPLETION AND POST-COMPLETION COVENANTS" means the covenants of the parties set forth in Sections 2, 4 , 10, 12, 17 and 20 and Clauses 6.12 and 6.13;

"COMPLETION DATE" means 12.01a.m. (Milan, Italy local time) on the date specified for Completion in Clause 10.1;

"CONDITION PRECEDENT" means the condition precedent set forth in Section 3;

"CONTROL, CONTROLLING AND CONTROLLED" has the meaning indicated in article 2359, paragraphs 1 and 2, of the Italian Civil Code;

"COSTS" means liabilities, losses, damages, reasonably incurred costs (including legal costs) and reasonably incurred expenses, in each case of any nature whatsoever;

"COVENANTS" means any of the covenants of the parties set forth in this Agreement, including without limitation the Institutional Warranty Covenant, the Pre-Completion Commercial Covenants and the Fundamental Covenants;

"COVENANT CLAIM" means any claim for breach of the Covenants;

"CVC ENTITIES" means CCIEL, CVCEEP and CVCEEP Jersey;

"CVC LENDERS" means jointly and severally CCIEL, CVCEEP and CVCEEP Jersey;

"DISCLOSURE LETTER" means the letter from the Warrantors to the Purchaser executed and delivered on the date of this Agreement making certain disclosures against the Commercial Warranties and the Tax Indemnity;

"DISCLOSURE LETTER AS UPDATED" bears the meaning ascribed to it in Clause 6.1.2;

"ECSA" means European Circuits SA, a company incorporated in Luxembourg;

"ESCROW AGENT" means National Westminster Bank plc Princes Street London branch;

"ESCROW AGREEMENT" means the escrow agreement to be entered into at Completion in the agreed form marked "A";

"ESCROW SUM" means 2,000,000,000 Lire or such sum as remains at any time standing to the credit of the Escrow Account;

"ESTIMATED NET DEBT" bears the meaning ascribed to it in Clause 4.2(a);

"FUNDAMENTAL COVENANTS" means collectively the Pre-Completion Primary Covenants, Completion and Post-Completion Covenants and the Institutional Seller Covenants;

"FUNDAMENTAL COVENANT CLAIM" means any claim for breach of any of the Fundamental Covenants;

"GIANNI ORIGONI" means Gianni, Origoni & Partners of City Tower, 40 Basinghall Street London EC2V 5DE;

"GROUP" means the Company and the Subsidiaries;

"GROUP COMPANY" means the Company or any other member of the Group at the date hereof;

"ITALIAN GAAP" means the accounting principles set forth or contained at the date hereof in the Italian Civil Code in any applicable Italian law as interpreted by the Italia Accounting Profession ("Principi Contabili Predisposti dai Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri");

"INDEBTEDNESS" shall mean, with respect to each Group Company, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit, other than trade letters of credit, or bankers' acceptance or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade credit incurred in the ordinary course of business consistent with past practices (which for the avoidance of doubt may include the payment of trade creditors past their due date) and except ordinary course obligations requiring payment (without interest) not more than twelve months from the date of purchase, (v) all obligations as lessee under any capital lease, (vi) all indebtedness of others secured by a security interest (other than a lien arising by operation of law or a retention of title claim, in each case arising in the ordinary course of business with respect to items covered by paragraph (iv)) on any asset of any Group Company, whether or not such indebtedness is assumed, provided that, for the purpose of determining the amount of any such indebtedness, if recourse with respect to such indebtedness is limited to the fair market value of such asset, the amount of such indebtedness shall be limited to the fair market value of such asset, (vii) all indebtedness of others guaranteed by such person or entity, (viii) to the extent not otherwise included, aggregate net obligations under any interest rate swap agreements, currency swap agreements (other than those entered into with the object of hedging the Group's exposure to movements in foreign currency arising from the Group's expected or contracted purchases of raw materials and the sale of finished goods in another currency) and other similar agreements or arrangements designed to protect such person or entity against fluctuations in interest rates or currency values (other than those entered into with the aforementioned object) or the price of any commodity used in the business of such person or entity and (ix) an amount equal to the provision of LIT 270 million made in respect of the tax liability arising on the disposal of APL Italia S.r.l. by the Company; and all penalties and fees accruing in respect of any of (i) to (viii) above;

"INSTITUTIONS" means together the NWV Entities and the CVC Entities;

"INSTITUTIONAL SELLER COVENANTS" bears the meaning ascribed to it in Clause 7.1;

"INSTITUTIONAL COVENANT CLAIMS" means any claim for breach of an Institutional Seller Covenant;

"INSTITUTIONAL SELLER" means ECSA;

"INSTITUTIONAL TITLE CLAIM" means any claim for breach of the Title Warranties given by each of the Institutions on behalf of the Institutional Seller;

"INSTITUTIONAL WARRANTY COVENANT" bears the meaning ascribed to it in Clause
7.2;

"INTELLECTUAL PROPERTY RIGHTS" means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

"LAST ACCOUNTS" means, in relation to any Group Company, the Accounts of that company in respect of its financial year ended on the Last Accounts Date;

"LAST ACCOUNTS DATE" means 31 December 1996;

"LENDER PRE-COMPLETION PRIMARY COVENANT CLAIM" means any claim for a breach of the Covenants of the Lenders set forth in Clause 8.4;

"LENDERS" means NWV Nominees and the CVC Lenders;

"LIRE" means the lawful currency of the Republic of Italy;

"LOANS" means the subordinated loan agreement between the Company and the Lenders dated 27 February 1996 and including for the avoidance of doubt the loans (and interest accrued but unpaid on the Completion Date thereon) due from the Company to the Lenders thereunder;

"LOAN PURCHASE PRICE" bears the meaning ascribed to it in Clause 4.3;

"LOAN WARRANTIES" means the Warranties set out in Schedule 5 made by the Lenders in accordance with Clause 6.1(b);

"LOAN WARRANTY CLAIM" means any claim for breach of the Loan Warranties;

"MANAGEMENT ACCOUNTS" means the unaudited consolidated management accounts of the Group for the period commencing on 1 January 1997 and ending on the Management Accounts Date;

"MANAGEMENT ACCOUNTS DATE" means November 30, 1997;

"MANAGEMENT AGREEMENT" means the Interim Management Agreement dated 27 February 1996 between Olivetti and the Institutional Seller;

"MANAGEMENT OPTIONS" means options over issued shares in the Company owned by the Institutional Seller granted to the Warrantors;

"NWV ENTITIES" means NWV Nominees and NWV Investments;

"NET DEBT" means the aggregate amount of the Indebtedness of the Group (other than the Loans), together with the accrued and unpaid Net Interest thereon, as of the Completion Date, less the available book cash or cash equivalent balances of the Group as of the Completion Date;

"NET INTEREST" means accrued and unpaid interest on Indebtedness of the Group (other than the Loans) as of the Completion Date less any amount in respect of such accrued and unpaid interest which any Group Company is contractually entitled to receive reimbursement from a government entity upon the Group's payment of such interest, but only to the extent of the entitled reimbursement;

"PRE-COMPLETION COMMERCIAL COVENANTS" means the covenants of the Warrantors set forth in Clauses 8.1 and 8.2;

"PRE-COMPLETION PRIMARY COVENANTS" means the covenants of the Sellers set forth in Clause 8.3;

"PROPERTIES" means the freehold and leasehold properties of the Group, brief details of which are set out in Schedule 4;

"PURCHASER'S GROUP" means VGL and its Affiliates;

"PURCHASER'S SOLICITORS" means Weil, Gotshal & Manges of One South Place, London EC2M 2WG;

"RELEVANT CLAIM" any claim for breach of any of the terms and conditions of this Agreement and except a Title Claim or a Fundamental Covenant Claim;

"RESERVED CLAIM AMOUNT" bears the meaning ascribed to it in Clause 6.4(a);

"SCHEDULES" means Schedules 1-5 to this Agreement and Schedule shall be construed accordingly;

"SECURITY INTEREST" means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

"SELLERS' SOLICITORS" means Macfarlanes of 10 Norwich Street, London EC4A 1BD;

"SEVERAL FUNDAMENTAL COVENANT" bears the meaning ascribed thereto in Clause 6.8(b);

"SHARES" means all the issued and fully paid ordinary shares, par value 1,000 Lire each in the capital of the Company;

"SHARE PURCHASE PRICE" bears the meaning ascribed to it in Clause 4.1;

"SUBSIDIARIES" means the subsidiaries of the Company, details of which are set out in Part B of Schedule 2;

"SUBSIDIARY" of a company or corporation means any company or corporation:

(a) which is controlled, directly or indirectly, by the first-mentioned company or corporation for the purposes of Article 2359, paragraphs 1 and 2, of the Italian Civil Code; or

(b) which is a subsidiary of another subsidiary of the first-mentioned company or corporation;

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"TAX" means with respect to each Group Company, as applicable, any and all state, local or foreign tax and duties including, but not limited to, those relating to income, gross receipts, value added, importation and exportation of goods and services, registration of acts or documents, license, payroll, employment, severance, stamp, occupation, environment, capital stock, franchise, profits, social security (or similar), unemployment disability, real property, personal property or assets;

"TAXATION AUTHORITY" has the meaning given to it in the Tax Indemnity;

"TAX INDEMNITY" means the indemnity as to Tax matters contained in Section 11;

"TAX INDEMNITY CLAIM" means any claim for breach of the Tax Indemnity;

"TAX WARRANTIES" means those of the Commercial Warranties set out in part D of
Schedule 3;

"THIRD PARTY CLAIM" bears the meaning ascribed to it in Clause 6.12;

"TITLE CLAIM" means any claim for breach of any of the Title Warranties;

"TITLE WARRANTY OR WARRANTIES" means each of the Loan Warranties and the warranties set out in Clause 5.2.1, Clause 5.2.2 and Clause 5.3;

"WARRANTIES" means all of the Title Warranties and the Commercial Warranties;

"WARRANTORS" means the all of the Sellers other than the Institutional Seller;

"WARRANTOR TITLE CLAIM" means any claim for breach of any of the Title Warranties given by each of the Warrantors.

CLAUSE 1.2 In this Agreement, unless the context otherwise requires:

(a) references to "PERSONS" shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(c) any reference to an "ENACTMENT" is a reference to it as from time to time, but on or prior to the date hereof, amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders on or prior to the date hereof made under such enactment;

(d) for the purposes of any statement qualified by the expression "TO THE BEST KNOWLEDGE OF THE WARRANTORS" or "SO FAR AS THE WARRANTORS ARE AWARE" or any similar expression the Warrantors shall only be deemed to have such knowledge or awareness if (i) any of the Warrantors have actual knowledge or awareness of the relevant matter or (ii) any Group Company has received or generated written documentation relating to the relevant matter;

(e) unless otherwise specifically provided herein as to a particular matter, any matter or set of circumstances (including the absence of such matter or set of circumstances) qualified as having or not having, as the case may be, a "MATERIAL ADVERSE EFFECT" means any of the foregoing whose presence or absence causes a loss to or diminution in the value of the Group in an amount of at least 5,000,000,000 Lire;

(f) reference to any act being "THREATENED" shall be construed as a reference to an act which is threatened in writing or otherwise in circumstances where the Warrantors reasonably believe that the threatened act will be carried out;

(g) any reference to a document "IN THE AGREED FORM" is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Purchaser); and

(h) any reference to the plural noun shall import the singular and vice versa.

SECTION 2. SALE AND PURCHASE OF THE SHARES AND ASSIGNMENT OF THE LOANS

CLAUSE 2.1   Subject to the terms of this Agreement and in particular subject to the fulfilment of the Condition Precedent, the Sellers hereby sell, and the Purchaser hereby purchases, the Shares, together with all rights attaching to the Shares, free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

CLAUSE 2.2   Subject to the terms of this Agreement and in particular subject to the fulfilment of the Condition Precedent, the Lenders hereby assign and transfer to VGL, and VGL hereby accepts the assignment and transfer of, the Loans, together with all rights attaching to the Loans, free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever. For the avoidance of doubt, without prejudice to the Loan Warranties, the assignment and transfer of the Loans shall be without recourse to the Lenders.

1.1  SECTION 3 CONDITION PRECEDENT

CLAUSE 3.1   The obligations of the Purchaser and VGL under Clauses 2.1 and 2.2 and Section 10 are conditional upon:

(a) the Purchaser having received the clearance of the Italian Anti-Trust Authority under Article 16 of Law 287/90 of the Italian Civil Code or all applicable waiting periods thereunder having expired so as to permit the sale of the Shares on the terms and conditions set forth under this Agreement; and

(b) as at the date of satisfaction of the condition referred to in (a) above and on the Completion Date;

(i) the Commercial Warranties as qualified by the Disclosure Letter being true in all material respects as of the date of this Agreement;

(ii) the Commercial Warranties as qualified by the Disclosure Letter as Updated being true in all material respects at Completion as if made on and as of that date;

(iii) the Disclosure Letter as Updated containing no material disclosure which was not disclosed in the Disclosure Letter;

(iv) all Title Warranties being true in all respects as of the date of this Agreement and (except as otherwise specifically limited as of a prior date in the Title Warranties) on and as of the Completion Date, as if made on and as of that date;

(v) the Sellers, the Lenders and the Institutions, as applicable, together having performed or complied in all material respects with those of their respective Covenants required to be performed or complied with by the Sellers, the Lenders and the Institutions, as applicable, on and as of the Completion Date; and

(vi) there not having occurred since the date of this Agreement any event or circumstance that has had, or could reasonably be expected to result in, a material adverse effect on the operations, liabilities, assets, results of operations or financial condition of the Group. For the purposes of this clause an event or circumstance shall not include the following occurrences:

(aa) any change in the business climate in Italy, including, but not limited to, any political, economic or financial changes; or

(bb) any change in the printed circuit board industry in general, including, but not limited to, those changes affecting selling prices for the Group's products and the Group's raw material availability or costs; or

(cc) any change in stock or debt market conditions, whether in Italy or elsewhere, or in the level of exchange or interest rates; or

(dd) any losses of customers arising solely from the proposed acquisition of the Group by a member of the Purchaser Group; or

(ee) any losses of customers (net of any gains of customers) of the Group which are normal in the context of the Group's trading.

CLAUSE 3.2 The obligation of the Sellers under Clause 2.1 and the obligations of the Lenders under Clause 2.2 will be conditional on the satisfaction of the Competition Condition.

CLAUSE 3.3 Each of the parties undertakes to use all reasonable endeavours to ensure that the Competition Condition is fulfilled as soon as reasonably practicable after the date of this Agreement and in any event by 13 March 1998.

SECTION 4  CONSIDERATION

CLAUSE 4.1 The total consideration for the sale of the Shares (the "SHARE PURCHASE PRICE") to be paid by the Purchaser to the Sellers pursuant to Clauses 10.5.1(a) and (b) shall be 180,000,000,000 Lire less the aggregate of:

(a)      Net Debt; and

(b)      the Loan Purchase Price.

CLAUSE 4.2

(a) On or prior to the third business day after satisfaction of the Competition Condition, the Sellers shall deliver to the Purchaser a good faith computation of the Net Debt (the "ESTIMATED NET DEBT") prepared by the Sellers in conjunction with the Milan office of Arthur Andersen S.p.A. (the "ACCOUNTANTS").

(b) The Sellers and the Purchaser shall proceed to Completion using the Estimated Net Debt as Net Debt for the purposes of calculating the amount of the Share Purchase Price to be paid on Completion. If, within 30 days of Completion, the Purchaser disputes the Estimated Net Debt, and the parties are unable to resolve such dispute within 35 days of Completion, the determination of the Net Debt shall be referred by any party for resolution to the Accountants prior to the 36th day following Completion. The Accountants will act in accordance with Article 1349 of the Italian Civil Code and make a determination of the amounts in dispute respecting the Net Debt, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants and, in any event, within 60 days of Completion, (iii) made neither on a discretional nor on an equitable basis but rather in accordance with this Agreement, and (iv) conclusive and binding on the parties hereto. The Accountants, in their sole discretion, will determine (A) the nature, format, and limitations of the evidence that the Purchaser and the Sellers may submit to the Accountants for consideration in connection with the resolution of any disagreement with the calculation of the amounts in dispute respecting the Net Debt,
         (B) the rules and procedures for submitting such evidence, and (C) the personnel of the Accountants who will review such evidence and resolve such disagreement. The fees and expenses of the Accountants will be borne as the Accountants shall direct and otherwise as to one-half by the Purchaser and one-half by the Sellers. The Purchaser and each Seller will use commercially reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records, and similar items and so as to comply with the timetable established by this Clause.

(c) If it is determined by the Accountants pursuant to Clause 4.2(b) that the Net Debt is greater than the Estimated Net Debt the Warrantors and the Institutions (to the extent of their respective Applicable Shares and as between the Institutions, to the extent of their respective Applicable Institutional Percentage) hereby agree upon demand immediately to reimburse the Purchaser on a Lire for Lire basis in respect of the amount by which the Estimated Net Debt was less than the actual amount of Net Debt. Similarly, in the event it is determined by the Accountants pursuant to Clause 4.2(b) that the Net Debt is less than the amount of the Estimated Net Debt the Purchaser hereby agrees to pay on demand immediately to the Sellers (in accordance with their Applicable Shares) on a Lire for Lire basis an amount in respect of the amount by which the Estimated Net Debt was greater than the actual amount of Net Debt.

CLAUSE 4.3   The total consideration (the "LOAN PURCHASE PRICE") for the assignment and transfer of the Loans to be paid by VGL to the Lenders pursuant to Clause 10.5.2 shall be the aggregate unpaid principal of, and all accrued and unpaid interest on, the Loans as of the Completion Date as certified to VGL by the Lenders and the Group on the Completion Date.

CLAUSE 4.4 The amount of the Share Purchase Price payable to each Seller shall be the percentage (the "APPLICABLE SHARE") specified opposite that Seller's name in Column 4 of Schedule 1 multiplied by the Share Purchase Price; provided however, in the case of a Seller who is also a Warrantor, such amount shall be determined after deducting the portion of the Escrow Sum paid by the Purchaser to the Escrow Agent with respect to such Seller. The Escrow Sum shall be paid by the Purchaser on behalf of the Warrantors (in the proportion, as to each such Warrantor, that the Applicable Share of each Warrantor bears to the Applicable Share of all the Warrantors) to the Escrow Agent at Completion and shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

CLAUSE 4.5   If any payment is made to the Purchaser by any of the Warrantors or the Institutions under or in respect of any breach of this Agreement (including, without limitation, any payment pursuant to any Commercial Warranty Claim, Tax Indemnity Claim or Title Claim, or Fundamental Covenant Claim), the payment shall so far as possible be treated as a reduction in the Share Purchase Price.

CLAUSE 4.6   Not less than three business days prior to Completion, the Sellers shall deliver to the Purchaser and the Accountants a written statement confirming the amount of Indebtedness in respect of borrowed money of each of the Group's lenders of borrowed money at Completion. Such statement shall be accompanied by a statement from each such lender confirming the amount of Indebtedness in respect of borrowed money payable to each such bank lender.

SECTION 5   PURCHASER AND SELLER TITLE WARRANTIES AND LIMITATIONS

CLAUSE 5.1   The Purchaser and VGL hereby jointly and severally warrant and confirm to the Sellers as of the date of this Agreement and (except as specifically limited to a prior date below) as of the Completion Date, as follows:

(a) in the case of the Purchaser, it is a corporation validly existing, duly incorporated and in good standing under the laws of Italy;

(b) in the case of VGL, it is a company validly existing, duly incorporated and in good standing under the laws of England and Wales;

(c) in the case of each of the Purchaser and VGL, it has all necessary corporate powers to enter into this Agreement and to perform any and all of its obligations under this Agreement, and the person who has executed this Agreement on behalf of each of the Purchaser and VGL, respectively, is a duly authorised director or officer of the Purchaser and VGL, respectively, vested with full powers to bind the Purchaser and VGL, respectively, in relation to any and all of such obligations;

(d) as of the date of this Agreement, there are no pending or threatened judicial or administrative proceedings which would have a materially adverse effect on the Purchaser's or VGL's performance of its obligations arising under this Agreement;

(e) the execution of this Agreement and of the transactions contemplated hereby will not result in the breach of any legal provision affecting the Purchaser or VGL which would affect the validity or enforceability of this Agreement as against the Purchaser or VGL.

CLAUSE 5.2.1 Each of the Warrantors (as to himself only) and the Institutions (as to the Institutional Seller only) severally warrants and confirms (subject to Clause 5.4) to the Purchaser and VGL as of the date of this Agreement and (except as specifically limited to a prior date below) as of the Completion Date that:

(a) as of the date of this Agreement, there are no pending or threatened judicial or administrative proceedings which would have a materially adverse effect on such Seller's performance of its obligations arising under this Agreement;

(b) the execution of this Agreement and of the transactions contemplated hereby will not result in the breach of any legal provision affecting such Seller which would affect the validity or enforceability of this Agreement as against such Seller;

(c) there is no pledge, lien or other encumbrances on, over, or affecting the Shares of such Seller and there is no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

(d) this Agreement constitutes and imposes valid, legal and binding obligations on such Seller, fully enforceable in accordance with its terms;

(e) Schedule 1 sets forth the names of each such Seller and respective number of Shares which will, following exercise of the Management Options, be owned by each Seller, which Shares collectively constitute all of the share capital of the Company; and

(f) such Seller is, or will be following the exercise of the Management Options, the sole legal owner of the Shares recorded on Schedule 1, free from all security interests, options, equities, claims and other third party rights (including rights of pre-emption and spouse's rights deriving from "COMUNIONE LEGALE") of any nature whatsoever.

CLAUSE 5.2.2   The Institutions severally warrant and confirm to the Purchaser as of the date of this Agreement and as of the Completion Date that the Institutional Seller and the Institutions are entities validly existing and in good standing under the laws of their respective jurisdictions of organization, have all necessary partnership or corporate power to enter into this Agreement and to perform any and all of their respective obligations under this Agreement and the persons who have executed this Agreement on behalf of the Institutional Seller and the Institutions (or such Institutions' corporate general partner), respectively, are duly authorised attorneys, officers or directors of the Institutional Seller and the Institutions, respectively, vested with full power to bind the Institutional Seller and the Institutions, respectively, in relation to any and all of such obligations.

CLAUSE 5.3   Each of the Warrantors and the Institutions severally warrants
(subject to Clause 5.4) to the Purchaser and VGL as of the date of this Agreement and as of the Completion Date, that the authorised share capital of the Company consists solely of 8,750,000 ordinary shares of which 8,750,000 shares are issued and outstanding. No other share capital of the Company is issued and outstanding. The Shares constitute all of the issued and outstanding shares in the share capital of the Company. There are no securities, options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by the Company which provide for the purchase, issuance of any shares in the capital of the Company, nor are any outstanding securities granted or issued by the Company that are convertible into or exchangeable (or are exercisable for any shares of the share capital of the Company) and none are authorised. The Management Options will have been exercised in full at Completion.

CLAUSE 5.4   Each of the Warrantor's and the Institutions' several liability for
Costs arising from a breach of any Title Warranty shall be limited to each such Warrantor's and, in the case of the Institutions, the Institutional Seller's Applicable Share of the Share Purchase Price. The liability of each of the Institutions for any such Costs arising from a breach of any such Title Warranty shall be shared in the following proportions (the "APPLICABLE INSTITUTIONAL PERCENTAGE"): as to 49.32% by the CVC Entities and as to 50.68% by the NWV Entities; and the Purchaser shall limit its claim as to each Institution to the Applicable Institutional Percentage of the Institutional Seller's Applicable Share of any such Costs and for the purposes of this Clause 5.4 and Clause 7.2(a) "INSTITUTION" shall mean either the CVC Entities taken as whole or the NWV Entities taken as a whole, as appropriate.

SECTION 6  WARRANTIES AND LIMITATIONS

CLAUSE 6.1.1

(a) Subject in each case to the limitations set forth in this Section 6, the Warrantors jointly and severally warrant to the Purchaser in the terms of the Commercial Warranties as of the date of this Agreement (subject in each case to the matters fairly disclosed in the Disclosure Letter and in the Disclosure as Updated) and as of the Completion Date (subject in each case to the matters fairly disclosed in the Disclosure Letter as Updated).

(b) NWV Nominees on the one hand and the CVC Lenders on the other hand severally warrant to VGL in the terms of the Loan Warranties as of the date of this Agreement and as of the Completion Date in each case in respect of that element of the Loans held by them.

CLAUSE 6.1.2 The Warrantors shall have the right to make further disclosures to the Purchaser at any time prior to Completion and to deliver to the Purchaser, immediately prior to Completion, a document (the "DISCLOSURE LETTER AS UPDATED") which shall comprise the Disclosure Letter together with such further disclosures.

CLAUSE 6.2.1

(a) Each of the Commercial Warranties and Tax Indemnities is separate and independent and shall not be limited or restricted by:

         (i)      reference to any other Commercial Warranty or the Tax
                  Indemnity; or

         (ii) except as set forth in the Disclosure Letter or the Disclosure Letter as Updated, any actual or constructive knowledge on the part of the Purchaser, VGL or any of their respective agents or Affiliates, whether obtained through any investigation by or on behalf of the Purchaser, VGL, their respective agents or Affiliates or otherwise.

(b) Each Title Warranty is separate and independent and shall not be limited or restricted by:

         (i) any disclosure in the Disclosure Letter or the Disclosure Letter as Updated; it being acknowledged that the Title Warranties are not subject to disclosure; or

         (ii) any actual or constructive knowledge on the part of the Purchaser, VGL or any of their respective agents or Affiliates, whether obtained through any investigation by or on behalf of the Purchaser, VGL, their respective agents or Affiliates or otherwise.

CLAUSE 6.2.2 Subject to the provisions of Clause 9.2, the rights and remedies of the Purchaser and VGL as specifically set forth in this Agreement in respect of the Warranties, the Covenants and the Tax Indemnity shall not be affected by Completion.

CLAUSE 6.3   The Sellers and the Institutions hereby waive the benefit of all rights (if any) which the Sellers or the Institutions may have against any Group Company, or (absent fraud) any present officer or employee of any such company, on whom the Sellers or the Institutions may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter or the Disclosure Letter as Updated.

CLAUSE 6.4

(a) Neither the Warrantors nor the Institutions shall be liable for any Relevant Claim unless they receive from the Purchaser written notice, served in good faith on or before 31 March, 1999, containing reasonable details of the Relevant Claim including, if reasonably practicable at the time, the Purchaser's reasonable estimate (on a without prejudice basis) of the amount of such Relevant Claim. To the extent the Purchaser does provide such notice prior to 31 March 1999, an amount determined in accordance with the Escrow Agreement (the "RESERVED CLAIM AMOUNT") shall be reserved in escrow subject to the terms of the Escrow Agreement. Any portion of the Escrow Sum remaining in escrow as of 31 March, 1999 that is in excess of the Reserved Claim Amount shall be released to the Warrantors on 31 March, 1999.

(b) Neither the Warrantors nor the Institutions shall be liable for any Fundamental Covenant Claim unless they receive from the Purchaser written notice, served in good faith on or before the second anniversary of Completion, containing reasonable details of the Fundamental Covenant Claim including, if reasonably practicable at the time, the Purchaser's reasonable estimate (on a without prejudice basis) of the amount of such Fundamental Covenant Claim.

CLAUSE 6.5   The Purchaser shall not be entitled to recover any amount pursuant to a Relevant Claim unless the amount recoverable, when aggregated with all other amounts recoverable for

Relevant Claims exceeds 700,000,000 Lire, in which event, the Purchaser shall only be entitled to recover any amount in respect of Relevant Claims in excess of 700,000,000 Lire.

CLAUSE 6.6

(a) The aggregate amount of the liability of the Warrantors to the Purchaser for Costs related to all Relevant Claims shall not exceed the Escrow Sum (except, in the case of any individual Warrantor, to the extent of the amount, if any, of Costs paid from the Escrow Sum to satisfy a Warrantor Title Claim or a Several Fundamental Covenant Claim made against that Warrantor pursuant to Clause 6.6(b) in which event, the Purchaser shall be entitled to recover from the Warrantor breaching the Title Warranty or Several Fundamental Covenant giving rise to such Warrantor Title Claim or Several Fundamental Covenant Claim, an amount equal to the amount paid from the Escrow Sum to satisfy such Warrantor Title Claim or Several Fundamental Covenant Claim) and the Purchaser shall have no right to recover against the Warrantors any Costs in respect of any Relevant Claims to the extent that any such Costs in respect of such Relevant Claims exceed the Escrow Sum (except as aforesaid).

(b) The Purchaser shall only be entitled to recover, from the Escrow Sum, monies due to the Purchaser pursuant to a Title Claim or a Several Fundamental Covenant Claim made against a Warrantor to the extent of the portion of the Escrow Sum paid into the Escrow Account by the Purchaser with respect to such Warrantor (pursuant to Clause 4.4).

CLAUSE 6.7   For the avoidance of doubt, none of the limitations contained in
Clauses 6.4 (a), 6.5 and 6.6(a) shall apply to any Title Claim or Fundamental Covenant Claim.

CLAUSE 6.8

(a) From and after Completion, the aggregate amount of the liability of each Warrantor for all Costs in respect of any Title Claims and Fundamental Covenant Claims shall not exceed such Warrantor's Applicable Share of the Share Purchase Price. Similarly, from and after Completion, (i) the aggregate liability of the Institutions for any Costs in respect of any Title Claims or Fundamental Covenant Claims made against the Institutions shall not exceed the Institutional Seller's Applicable Share of the Share Purchase Price; and (ii) the aggregate liability of each Institution for any Costs related to any Title Claim or Fundamental Covenant Claims made against the Institutions shall not exceed the Applicable Institutional Percentage of the Institutional Seller's Applicable Share of the Share Purchase Price.

(b) The Purchaser acknowledges, for the avoidance of doubt, that the Fundamental Covenants comprised within Clauses 6.12, 6.13, 10.2, 12 and 20 ("SEVERAL FUNDAMENTAL COVENANTS") are given on a several rather than a joint basis and that only that party in breach of the relevant covenant shall have any liability in respect of such breach.

CLAUSE 6.9 The aggregate liability of the Lenders for all Costs in respect of any claim under this Agreement shall be limited to the Loan Purchase Price; and the respective Lender's liability as between them shall be shared 50.68% by NWV Nominees and 49.32% by the CVC Entities.

CLAUSE 6.10 The Purchaser, the Institutions and the Warrantors expressly agree that if Costs recoverable under this Agreement as a result of a Commercial Warranty Claim give rise to a Relief (as defined in Section 11) which reduces or eliminates an actual liability to Tax of the Purchaser or a member of the Purchaser's Group prior to 31 March 1999, the Costs shall be reduced by the amount of the actual liability to Tax which is eliminated or the amount by which it is reduced, save that where the Purchaser has to pay income tax on the Costs received, to the extent that such income tax has not already been taken into account in calculating the Costs payable, the amount by which the Costs payable are reduced pursuant to this Clause 6.10(b) shall be reduced by the amount of income tax so payable.

CLAUSE 6.11 The Warrantors and the Institutions shall have no liability in respect of any Commercial Warranty Claim or Tax Indemnity Claim:

(a) to the extent that provision or reserve (and only to the extent of the numerical provision or reserve), in respect of the liability or other matter giving rise to the Commercial Warranty Claim or Tax Indemnity Claim in question, was made in the Management Accounts as of the Management Accounts Date;

(b) to the extent that the Commercial Warranty Claim or Tax Indemnity Claim in question arises, or the amount of such Commercial Warranty Claim or Tax Indemnity Claim is increased, as a result of any increase in rates of taxation or any change in the law or published practice of a revenue authority made after the date of this Agreement with retrospective effect;

(c) to the extent that the Commercial Warranty Claim or Tax Indemnity Claim in question would not have arisen but for a voluntary act or transaction carried out by the Purchaser or any member of the Purchaser's Group (including the Company or any of the Subsidiaries) after the Completion Date otherwise than in the ordinary course of business (unless required by law or regulation) and which the Purchaser or such member was aware might give rise to that Commercial Warranty Claim or Tax Indemnity Claim;

(d) if any member of the Group is insured against any loss or damage forming the basis of the Commercial Warranty Claim in question under the terms of any insurance policy for the time being in force, to the extent that the Company or any such Subsidiary receives payment under any such policy, and only to that extent; provided that the Institutions and Warrantors (to the extent of their respective Applicable Share) shall indemnify the Purchaser and each of its Group Companies in respect of the reasonable out of pocket Costs of making such insurance claim and any additional out of pocket Costs arising from such Commercial Warranty Claim (which would not have arisen but for such Commercial Warranty Claim) including any increased insurance premium arising therefrom and; provided that, if any of the Warrantors and the Institutions, having received notice of the Commercial Warranty Claim in question under Clause 6.4 shall have requested that a claim be made under the relevant insurance policy, the Purchaser shall provide such (non-binding) estimate in good faith as it can of the amount of any such Costs; and any direct Costs associated with the replacement of insurance policies which terminate as a result of such claim and further provided that this paragraph (d) shall not apply if the Warrantors and the Institutions shall (before any Commercial Warranty Claim is met under a relevant insurance policy) request that no claim is made under an insurance policy;

(e) where the matter giving rise to the Commercial Warranty Claim or Tax Indemnity Claim has been fairly disclosed in the Disclosure Letter or the Disclosure Letter as Updated or (but without prejudice to the requirement that disclosure be fair) any document referred to therein;

(f) in relation to Tax Indemnity Claims or Claims under the Tax Warranties, to the extent that such claim arises directly or indirectly as a result of a transaction or other matter in the ordinary course of business of any Group Company after the Management Accounts Date which would have given rise to a provision or reserve in the Management Accounts had it arisen prior to the Management Accounts Date.

CLAUSE 6.12

(a) Without prejudice and subject to the Purchaser's obligations under Clauses 6.13 and 6.15(a), if a Commercial Warranty Claim, Title Claim or Tax Indemnity Claim arises as the result of the assertion or commencement of any action against any Group Company by a third party or, in the case of a Tax Indemnity Claim, a Taxation Authority (a "THIRD PARTY CLAIM"), the defence of such Commercial Warranty Claim, Title Claim or Tax Indemnity Claim shall be totally within the control and at the direction of the Purchaser and the relevant Group Company.

(b) The Warrantors and the Institutions agree to co-operate and provide all relevant information necessary to assist the Purchaser and the relevant Group Company in the defence of any Third Party Claim. Neither the Warrantors nor the Institutions shall make any admission of liability, agreement or compromise with any person respecting a Third Party Claim without the prior written consent of the Purchaser.

CLAUSE 6.13

(a) If the Purchaser and/or any Group Company is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Commercial Warranty Claim, the Purchaser shall procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then the amount payable by the Warrantors or the Institutions (as to their respective Applicable Shares and, as between the Institutions as to their respective Applicable Institutional Percentage) in respect of that Commercial Warranty Claim shall be reduced by an amount equal to the sum recovered or (if any amount shall already have been paid by the Warrantors or the Institutions (as to their Applicable Shares and as between the Institutions, as to their respective Applicable Institutional Percentage) in respect of that Commercial Warranty Claim) there shall be repaid to the Warrantors or the Institutions (as to their Applicable Shares and, as between the Institutions, as to their respective Applicable Institutional Percentage) an amount equal to the amount recovered or (if less) the amount of such payment (in either case with any interest paid by such other person but less both any tax chargeable on any member of the Purchaser and/or any Group Company in respect of the sums so recovered and all reasonable costs, charges and expenses of recovery). Neither Warrantors nor the Institutions shall have rights in respect of any amount so recovered, or capable of recovery, other than to reduce or extinguish or effect repayment of (pursuant to this Clause 6.13(a)) amounts otherwise payable or paid by the Warrantors or the Institutions. Where any such recovery is made by the Purchaser, nothing in this Clause 6.13(a) shall prevent the Purchaser from making further recoveries in respect of the same shortfall, damage, deficiency, breach or other set of circumstances. The Purchaser shall procure that the Warrantors and the Institutions are kept fully informed of all matters relating to a Third Party Claim (including being provided with copies of any relevant documentation relating to such Third Party Claim) provided that the Purchaser shall not be obliged to provide such information in breach of any client attorney privilege or any confidentiality obligation. The Warrantors and the Institutions shall be entitled to make representations in respect of the conduct of any negotiations or proceedings relating to such

         Third Party Claim and the Purchaser shall take reasonable note of such representations in the conduct of such negotiations or proceedings.

(b) Where the Company continues to have the benefit of warranties and indemnities given by Olivetti S.p.A. ("OLIVETTI") and Olteco-Fin S.p.A. ("OLTECO") (collectively the "O WARRANTIES") pursuant to a supplemental agreement dated 6 January 1996 and made between Olivetti (1), Olteco
         (2) and Caine S.R.L. (3) (as amended on February 27, 1997 by an Addendum to the Supplemental Agreement, an Agreement and Acknowledgement and a Funding Agreement), the Purchaser will procure that, to the extent that matters giving rise to a Commercial Warranty Claim also give rise to a breach of the O Warranties, the Company shall enforce recovery from Olivetti and/or Olteco of any loss suffered as a result of a breach of the O Warranties before seeking recovery under and in respect of such Commercial Warranty Claim. Where the Institutional Seller continues to have the benefit of warranties and indemnities given by Olivetti and Olteco pursuant to the Management Agreement in respect of matters giving rise to a Commercial Warranty Claim or a Tax Indemnity Claim the Purchaser shall procure that the Group Companies make available to the Institutional Seller and the Institutions all documents and information or copies thereof in the possession or under the control of each Group Company which are reasonably required for the enforcement of recovery against Olivetti and/or Olteco pursuant to such warranties and/or indemnities provided that the Purchaser shall not be obliged to provide any such information in breach of any client attorney privilege or any confidentiality obligation.

CLAUSE 6.14 A failure to give timely notice or to include any specified information in any notice pursuant to this Sections 6 will not affect the rights or obligations of any party hereunder, except that the failure to give the notice required by Section 6.4(a) prior to 31 March, 1999 with respect to the preservation of Relevant Claims shall be a bar to any assertion of any Relevant Claims after such date to the extent not included in the notice pursuant to Clause 6.4(a).

CLAUSE 6.15  For the avoidance of doubt:

(a) nothing in this Agreement shall limit the Purchaser's obligation to mitigate its loss in respect of any Relevant Claim;

(b) neither the Purchaser nor any Group Company shall be entitled to recover damages in respect of any one shortfall, damage, deficiency, breach or other set of circumstances giving rise to one or more Relevant Claims to the extent that it has previously made recovery in respect of the same shortfall, damage, deficiency, breach or other set of circumstances pursuant to another Relevant Claim;

(c) no settlement or compromise of a Third Party Claim without the consent of the Institutions and the Warrantors shall have the effect of automatically creating liability for the Institutions and the Warrantors for Costs arising out of a Commercial Warranty Claim or Tax Indemnity Claim based upon such Third Party Claim. Similarly no such settlement or compromise shall relieve the Institutions or the Warrantors for liability for a Commercial Warranty Claim, Tax Indemnity Claim or Title Claim arising out of such Third Party Claim to the extent the Group Company or the Purchaser thereafter successfully asserts that the existence of such Third Party Claim breached a Commercial Warranty, or Title Warranty. Notwithstanding anything to the contrary herein contained, however, reasonable Costs of defence of any Third Party Claim shall always be recoverable regardless of the merits of such Third Party Claim if such Third Party Claim would give rise to a Title Claim; and

(d) except where the Commercial Warranties specifically refer to the Disclosure Letter as containing true and complete information respecting a matter, the Disclosure Letter is a limitation of the Commercial Warranties and the Tax Indemnity only, and nothing set forth in the Disclosure Letter shall expand the Commercial Warranties and the Tax Indemnity beyond the specific Commercial Warranties set out in
         Schedule 3 and the specific provisions of Section 11.

CLAUSE 6.16 Subject to the provisions of Clause 6.6(b) the Purchaser shall be entitled to make any of the Commercial Warranty Claims, Tax Indemnity Claims, Fundamental Covenant Claims against Warrantors and Warrantor Title Claims (but not Institutional Title Claims, Institutional Covenant Claims, Loan Warranty Claims, Lender Pre-Completion Primary Covenant Claims or Fundamental Covenant Claims against Institutions or the Institutional Seller) against the Escrow Sum in accordance with the Escrow Agreement. For the avoidance of doubt, the Warrantors' liabilities in respect of Warrantor Title Claims and Fundamental Covenant Claims are not limited to the Escrow Sum.

CLAUSE 6.17 For the purposes of Schedule 3 and Clause 6.15(d), references to the Disclosure Letter shall include a reference to the Disclosure Letter as Updated.

CLAUSE 6.18 Where a Relevant Claim or a Fundamental Covenant Claim has been made against any of the Warrantors in circumstances in which such claims have given rise or may give rise to a Relevant Claim or a Fundamental Covenant Claim against any of the Institutions or the Institutional Seller, the relevant Warrantor(s) shall not settle or compromise the claim(s) made against him or them without the prior written consent of the Institutions or the Institutional Seller as appropriate, such consent not to be unreasonably withheld.

SECTION 7  INSTITUTIONAL COVENANTS AND LIMITATIONS AND VGL GUARANTEE

CLAUSE 7.1 In consideration of the Purchaser entering into and acting in accordance with this Agreement, the Institutions (as principal obligors and not merely as sureties) jointly and severally, unconditionally and irrevocably guarantee (the "INSTITUTIONAL SELLER COVENANTS") as a continuing obligation the proper and punctual performance by the Institutional Seller of its Covenants under this Agreement.

CLAUSE 7.2

(a) In consideration of the Purchaser entering into and acting in accordance with this Agreement, the Institutions severally undertake and covenant with the Purchaser (the "INSTITUTIONAL WARRANTY COVENANT") that, to the extent and only to the extent that any valid Relevant Claims exist the aggregate amount of which (the "RELEVANT AMOUNT") would, or would but for the operation of Clause 6.6, exceed the Escrow Sum, they will each pay to the Purchaser, at the time liability therefor is determined in accordance with the arbitration provisions of this Agreement, an amount equal to their respective Applicable Institutional Percentage of such Relevant Claims, provided that neither Institution shall be obliged to pay an amount pursuant to this Clause
         7.2 which, when aggregated with all amounts paid by the Institutions in respect of any Relevant Claims, exceeds an amount equal to its respective Applicable Institutional Percentage of 13,000,000,000 Lire.

(b) The Institutions shall have no liability to the Purchaser in respect of any Relevant Claim following 31 March 1999, or Fundamental Covenant Claim following the second anniversary of this Agreement, unless and then only to the extent that notice of such claim has been properly given pursuant to Clause 6.4.

(c) For the avoidance of doubt but without prejudice to the limitations contained in this Clause 7.2, the Purchaser shall only be entitled to recover from the Institutions pursuant to this Clause 7.2 that portion of the aggregate Costs in respect of all Relevant Claims that is in excess of the Escrow Sum.

(d) The Institutions' liability under the Institutional Warranty Covenant shall be subject to the same limitations as those in favour the Warrantors, provided that the Institutions' particular liability shall not be limited as provided in Clause 6.6. For the avoidance of doubt therefore, in an action by the Purchaser pursuant to the Institutional Warranty Covenant, the Institutions shall be entitled to raise the same defences against and exceptions to liability (other than Clause 6.6) in respect of any Relevant Claims as the Warrantors would have been entitled to raise.

CLAUSE 7.3   For the avoidance of doubt, the Institutional Warranty Covenant shall terminate and the Institutions shall have no further liability thereunder in respect of a Relevant Claim on 31 March 1999, save to the extent provided in Clause 6.4(a) or otherwise on the date on which an aggregate of 13,000,000,000 Lire has been recovered from the Institutions pursuant to Clause 7.2 in respect of any Relevant Claims.

CLAUSE 7.4   The Institutions' liability under this Section 7 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of, or granting of time or other indulgence to, the Institutional Seller, the Warrantors or any third party, any liquidation, administration, receivership or winding-up of the Institutional Seller, the Warrantors or by any other act or omission or any other events or circumstances whatsoever (whether or not known to any party) which would or might (but for this Clause) operate to impair or discharge the Institutions' liability under this Section 7.

CLAUSE 7.5.1 VGL (as principal obligor and not merely as surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Purchaser of all its Covenants under or pursuant to this Agreement.

CLAUSE 7.5.2 VGL's liability under Clause 7.5.1 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of, or granting of time or other indulgence to, the Purchaser or any third party, any liquidation, administration, receivership or winding-up of the Purchaser or by any other act or omission or any other events or circumstances whatsoever (whether or not known to any party) which would or might (but for this Clause) operate to impair or discharge VGL's liability under Clause 7.5.1.

SECTION 8 PRE-COMPLETION UNDERTAKINGS AND DELIVERIES

CLAUSE 8.1   Pending Completion, the Warrantors shall ensure that:

(a) each Group Company shall carry on its business in all material respects in the ordinary and usual course consistent with past practices and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading consistent with past practices;

(b) each Group Company shall take all reasonable steps to preserve, maintain and protect its assets;

(c) the Purchaser's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists), together with the right to take copies subject to keeping all such matters strictly confidential and on the basis that if Completion does not occur, all such copies shall be returned forthwith to the relevant Group Company; and

(d) as soon as the same are available, the 1997 Accounts shall be delivered to the Purchaser and as soon as available the Management Accounts for each calendar month ending prior to the Completion Date shall be delivered to the Purchaser.

CLAUSE 8.2 Pending Completion, the Warrantors shall ensure that the Company consults fully with the Purchaser in relation to any matters which may have a material effect upon the Group and that, without the prior written consent of the Purchaser, no Group Company shall:

(a) enter into any contract, commitment, arrangement or transaction (or make a bid or offer which may lead to a contract or commitment) out of the ordinary course of business or which is of a duration of more than one year or is of an unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Group;

(b) agree to any variation, amendment, modification or cancellation of any existing contract to which that Group Company is a party and which, individually or in the aggregate, may have a material effect upon the business, condition (financial or otherwise), or results of operations of the Group;

(c) acquire or dispose of, or agree to acquire or dispose of, or grant, or agree to grant in one transaction or any series of related transactions any charge, mortgage, lien, assignment, encumbrance or other security interest over, any business or any material asset, other than sales of inventory in the ordinary course of business and other than the sales of accounts receivable pursuant to factoring arrangements in existence on the date hereof;

(d) make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in any other person, in each case other than in the ordinary course of business;

(e) change the terms of employment, including pension fund commitments, of any Group Company (other than those required by law);

(f) cancel or allow any of the existing insurance policies of the Company or any of its Subsidiaries to lapse;

(g) write off as uncollectible any accounts receivable or cancel, waive, or release any debts of or claims against any person, except in the ordinary course of business and consistent with past practice;

(h) defer any planned capital expenditure intended to be made prior to Completion until after Completion;

(i) fail to pay payables in a timely manner based on past practices, accelerate the collection of receivables (in any manner outside of the Group's customary practices) or fail to maintain adequate inventory, in any case in such manner that available book cash of the Group on the Completion Date is increased;

(j) dispose of any interest in the Shares or any of them or grant any option or right of pre-emption over, or mortgage, charge, security interest or otherwise encumber the Shares or any of them;

(k) take any action which would result (or be likely to result) in a breach of any of the Commercial Warranties or Title Warranties if the Commercial Warranties and Title Warranties were repeated at Completion;

(l) fail to promptly disclose to the Purchaser all relevant information which comes to the notice of the Warrantors or the Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Commercial Warranty or Title Warranty if the Commercial Warranties and Title Warranties were to be repeated on or at any time before Completion; or

(m) take any action or permit any member of the Group to take any action which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

CLAUSE 8.3   None of the Warrantors or the Institutions will before Completion save as provided for in this Agreement or with the consent of the Purchaser:

(a) permit any Group Company to declare, pay or make any dividend or other distribution;

(b) permit any Group Company to amend its constitutional documents or pass any resolution in general meeting;

(c) permit any Group Company to issue, allot or agree to be issued or allotted any share or loan capital, securities, options or warrants;

(d) permit a Group Company to enter into any transaction, contract or agreement with any Seller or any Affiliate of a Seller or of any Group Company; or

(e)      liquidate, dissolve, or reorganize any Group Company in any manner.

CLAUSE 8.4   NONE OF THE LENDERS WILL BEFORE COMPLETION:

(a)      sell, transfer or otherwise dispose of any interest in the Loans;

(b) modify, amend, terminate, discharge or otherwise change the terms of the Loans or any documents related thereto; or

(c) take any action which would result (or be likely to result) in a breaching of any Loan Warranty.

SECTION 9    TERMINATION, RESCISSION AND EXCLUSIVE REMEDY

CLAUSE 9.1   This Agreement may be terminated prior to Completion as follows:

(a)      By the mutual consent of the parties;  or

(b) By the Sellers or the Purchaser if Completion shall not have occurred by 31 March 1998.

Upon termination of this Agreement pursuant to this Clause 9.1, no party shall have any liability or continuing obligation to another party arising out of this Agreement, or out of the actions taken in connection with this Agreement, except that Sections 13 to 24 (inclusive) shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from its liability for a wilful breach, prior to termination, of its Title Warranties or Fundamental Covenants (subject, however, to the limitations respecting such Covenants and Warranties set forth in Sections 5, 6 and 7)

CLAUSE 9.2   The Purchaser shall not be entitled to rescind, withdraw from or otherwise terminate this Agreement at any time after Completion otherwise than as a result of the fraudulent conduct of the Sellers.

CLAUSE 9.3   From and after the Completion Date, no party to this Agreement shall be liable or responsible in any manner whatsoever to the other party for the breach of any Warranties or Covenants, whether for indemnification or otherwise, except as expressly provided in this Agreement, which provides the exclusive remedy and cause of action of the parties hereto with respect to breach of Warranties or Covenants (other than as a result of fraud) arising out of, or in connection with, this Agreement or any Schedule hereto, or in any document attached hereto or in any other part of this Agreement or any certificate delivered in connection herewith.

CLAUSE 9.4   Without prejudice and subject to its rights under this Agreement, the Purchaser hereby renounces to, and waives, and shall cause all Group Companies to renounce to and waive, any and all claims, actions and/or proceedings against Mr Bellazzini, Mr Silva, Mr Pacetti and all other directors of Zincocelere in respect of the activities carried on by them solely in their capacity as directors of any Group Company when acting solely within the scope of their authority as a director (and without obtaining personal benefit) of the relevant Group Company in favour of such Group Company.

SECTION 10  COMPLETION

CLAUSE 10.1 The sale and purchase of the Shares shall be completed (the "COMPLETION date") at the offices of Gianni Origoni in Milan at Piazza Belgioioso 2, 20121 Milano, Italy or such other place as the parties agree on the fifth business day after satisfaction of the Competition Condition, provided that the other elements of the Condition Precedent are satisfied or waived by the Purchaser on or prior to such day, or such other date or place as the parties may agree. The events referred to in the following provisions of this
Section 10 shall take place on the Completion Date.

CLAUSE 10.2 The Sellers shall severally procure the delivery or make available to the Purchaser of:

(a) a duly executed endorsement of the Shares effecting the transfer into the name of the Purchaser or such other person as the Purchaser may, in accordance with 15.1, direct in respect of all of the Shares, which endorsement shall have been notarised by an Italian notary public, together with an extract from the Shareholders' Book of the Company showing the registration of such transfer duly executed by a director of the Company;

(b) the Certificates of Incorporation, Shareholder Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written up to but not including Completion) of the Company and of each Group Company;

(c) letters of resignation in the agreed form marked "B" duly executed as a deed by such of the directors as the Purchaser shall designate in writing at least five (5) days prior to Completion;

(d)      an original copy of the Escrow Agreement duly executed by the Sellers;

(e) a legal opinion relating to ECSA in the agreed form marked "C" duly executed by Bonn & Schmitt;

(f) a certified copy of the corporate resolution adopted by ECSA approving the sale of the Company;

(g) an extract from the registry of Commerce and Companies and a Certificate of non-bankruptcy in respect of ECSA; and

(i) a termination of the Shareholders Agreement dated 27 February 1996 and relating to the Company.

CLAUSE 10.3 The Sellers shall procure that resolutions of the boards of directors of the Company are passed by which business is transacted as follows:

         (a) the resignation as a director of the Company of such individuals as have been designated by the Purchaser is accepted;

         (b) the individuals designated by the Purchaser at least five (5) days prior to Completion are appointed as directors of the Company; and

         (c) the registered office of the Company is changed to such place as the Purchaser notifies prior to Completion.

CLAUSE 10.4 The Lenders and VGL shall execute such deed of transfer as may be necessary to assign and transfer to VGL the Loans and all documents pertaining thereto and the Lenders shall procure that the Company consents to such transfer and assignment.

CLAUSE 10.5.1  The Purchaser shall:

(a) in satisfaction of its obligations under Clause 4.1, pay the Share Purchase Price less the Escrow Sum by electronic funds transfer for value on the Completion Date to such bank account(s) as shall be notified by the Sellers to the Purchaser prior to Completion;

(b) pay the Escrow Sum to the Escrow Agent by electronic funds transfer to the Escrow Agent's bank account";

(c) deliver to the Sellers a copy of the Escrow Agreement duly executed by the Purchaser;

(d) deliver to the Sellers certified copy minutes of the VGL board meeting approving the transaction contemplated by this Agreement;

(e) deliver to the Sellers a certified copy of the corporate resolution adopted by the Purchaser approving the purchase of the Company; and

(f) deliver to the Sellers a certificate of status, compliance and good standing of the Purchaser.

CLAUSE 10.5.2 VGL shall in satisfaction of its obligations under Clause 4.3, pay the Loan Purchase Price to the Lenders by electronic funds transfer for value on the Completion Date to such account as shall be notified to the Purchaser by the Lenders prior to Completion.

CLAUSE 10.5.3 Any payment made in accordance with Clause 10.5.1(a), 10.5.1(b) and 10.5.2 shall constitute a good discharge for the Purchaser of those of its obligations under Clauses 4.1 and 4.2 required to be performed at Completion and the Purchaser shall not be concerned to see that the funds are applied in payment to the Sellers or Lenders.

CLAUSE 10.6 If either party fails or is unable to perform any material obligation required to be performed pursuant to Clause 10 on the Completion Date, the other party shall not be obliged to complete the sale and purchase of the Shares.

SECTION 11  WARRANTORS TAX INDEMNITY

CLAUSE 11.1  For the purposes of this Section 11:

"COMPANIES" means the Company and the Subsidiaries and a "COMPANY" means any of them;

"DEFERRED RELIEF" means any Relief (other than a right to a repayment of Tax) which:

(a) is taken into account in computing any provision for deferred tax which appears in the Last Accounts or in eliminating such provision; or

(b)      is taken into account in the Last Accounts as an asset;

"PRE-COMPLETION RELIEF" means a Relief which arose to a Company in respect of a period ended on or before the Last Accounts Date and is neither:

(a)      a Deferred Relief; nor

(b) a repayment of Tax which is taken into account in the Last Accounts as an asset;

"RELIEF" means loss, allowance, credit, relief, deduction or set-off or any right to a repayment of Tax available for set-off;

"TAX CLAIM" means any notice, demand, assessment, letter or other document issued by a Taxation Authority indicating that a Company may be required to make an actual or suffer a deemed payment of Tax or to suffer the non-availability, loss, cancellation or reduction of a right to a repayment of Tax which may give rise to a claim against the Warrantors under this Section 11;

"TAXATION AUTHORITY" means any local, municipal, governmental, state, federal or other fiscal or revenue authority, body or official competent to impose Tax;

"TRANSACTION" means any transaction, act, event or omission of whatever nature;

references to "PROFITS" include income, profits or gains (including capital gains) of any description and from any source and references to "PROFITS EARNED" include profits earned, accrued or received and profits deemed to have been treated as earned, accrued or received for Tax purposes;

references to a "REPAYMENT OF TAX" include any repayment supplement or interest in respect of it;

references to a "RESULT OF A TRANSACTION OCCURRING ON OR BEFORE COMPLETION" include a result of a series of or combined result of two or more Transactions, where (i) the first of which was a Transaction occurring on or before Completion or which commenced on or before Completion other than in the ordinary course of business of the Company and (ii) the Transaction or Transactions occurring after Completion or which commenced after Completion were in the ordinary business of the Company;

references to "TAX" include, in a case where Tax for which a Company is liable is discharged by another person, the amount corresponding to that TAX for which the Company is, after that discharge, liable to that person; and

references to any "TRANSACTION OCCURRING ON OR BEFORE COMPLETION" include the entering into and performance of the Agreement.

11.2 For the purposes of this Section 11 a payment of Tax shall be deemed to be made by a Company if a payment of Tax would have been due to be made by that Company but for the utilisation of any Relief other than a Pre-Completion Relief and the Purchaser would have been entitled to make a claim against the Warrantors under this Section 11 in which case the amount of payment of Tax deemed to be made shall be the amount of such claim, or where the relevant Relief is a right to repayment, the amount of the repayment.

11.3 For the purposes of this Section 11, a payment of Tax deemed to be made in accordance with Clause 11.2 shall be deemed to be due on the date on which that Tax would have been due (assuming that an assessment or other notification of that Tax had been made at the earliest permissible time and no appeal had been made against the assessment or notification) but for the availability of a Relief concerned.

11.4     The Warrantors shall, subject to the limitation set forth in Section
6 and the following provisions of this Section 11, pay to the Purchaser or to a Company, as directed by the Purchaser, whether or not a Company is or may be entitled to claim reimbursement of the payment from any person, an amount equal to:

(a) any payment of Tax made or to be made by a Company (or, in the case of T.D.S. Circuits PLC, a percentage of the payment of Tax equal to the proportion of the Company's equity shareholding in T.D.S. Circuits PLC in relation to the entire issued equity share capital at Completion) as a result of any Transaction occurring on or before Completion or by reference to any profits earned on or before Completion;

(b) any repayment of Tax to the extent that the repayment has been taken into account in the Last Accounts but is not available or is lost, reduced or cancelled;

(c) any payment of Tax to the extent that such payment would not have been made but for a Deferred Relief not being available or being lost, reduced or cancelled; and

(d) any reasonable costs or expenses properly incurred by the Purchaser or a Company in connection with any payment of Tax or the non-availability, loss, reduction or cancellation of a repayment of Tax or of a Deferred Relief as is referred to in the preceding paragraphs in respect of which the Purchaser is entitled to receive a payment under this Section 11 or in connection with any reasonable action taken in avoiding, resisting or settling any payment of Tax or the non-availability, loss, reduction or cancellation of a repayment of Tax or of a Deferred Relief.

11.5.1 If the Purchaser or a Company incurs a liability to Tax which results from, or is calculated by reference to, any sum paid to it under this
         Section 11, the amount so payable shall be increased by such an amount as will ensure that, after payment of the liability to Tax, the Purchaser or the Company (as the case may be) is left with a net sum equal to the sum which it would have received had no such liability to Tax arisen.

11.5.2 Clause 11.5.1 above shall not apply to the extent that the liability to Tax referred to in that Sub-Clause arises as a result of any sum payable under this Section 11 being paid to a Company and which would not have arisen had the payment been made to the Purchaser.

11.6 A payment to be made by the Warrantors under Clause 11.4 above (as increased by Clause 11.5 above) shall be made on the following dates:

(a) as regards any payment of Tax within paragraphs (a) or (c) of Clause 11.4, the later of (i) two business days before the date on which the payment of Tax is finally due and (ii) ten days after a demand in writing is served on the Warrantors by the Purchaser or the relevant Company;

(b) as regards any non-availability, loss, reduction or cancellation of a repayment of Tax within paragraph (b) of Clause 11.4, the date on which Tax would have been due in respect of the period to which the right of repayment related or, if later or if there is no such date, seven days after the service of notice on the Warrantors by the Purchaser or the relevant Company that the auditors for the time being of the relevant Company have certified, at the request and expense of the Purchaser or the relevant Company, the extent of such non-availability, loss, reduction or cancellation, such notice to be accompanied by a copy of the certificate;

(c) as regards costs and expenses within paragraph (d) of Clause 11.4, the date on which the payment under Clause 11.4 to which they relate is made in accordance with this Clause 11.6.

11.7 No payment shall be treated as made by the Warrantors under Clause 11.4 until and to the extent that cleared funds are available in respect of it to a Company or to the Purchaser.

11.8 If the Warrantors fail to pay any sum due from them under this Section 11 on the due date for payment in accordance with Clause 11.6 they shall pay interest on that sum from the due date until actual payment at the rate of 2 per cent. per annum above the base rate for the time being of Credito Italiano.

11.9 The procedure for the conduct of claims contained in Clause 6.4, the limitations contained in Clauses 6.5 and 6.6 and the exclusions contained in Clause 6.11 shall apply to this Section 11 mutatis mutandis.

11.10    (a)      A Relevant Amount shall be defined for the purposes of this
                  Clause 11.10 as follows:

         (i) if a provision for Tax in the Last Accounts or the Management Accounts (excluding any provision for deferred Tax) is an over-provision (except to the extent that such over-provision results from the utilisation of a Relief other than a Pre-Completion Relief), the amount of such over-provision shall be a Relevant Amount;

         (ii) if any payment of Tax, lost, reduced or cancelled repayment of Tax or costs and expenses referred to in Clause 11.4 gives rise to a Relief which reduces or eliminates an actual liability to Tax of the Company whenever arising (other than one in respect of which the Purchaser is entitled to a payment under this Section 11), the amount of the actual liability to Tax which is eliminated or the amount by which it is reduced shall be a Relevant Amount).

(b) If the auditors for the time being of the Company (at the expense and request of the Warrantors) certify that a Relevant Amount exists for the purposes of this Clause 11.10 (subject to sub-Clause 11.10 (c)):

         (i) the Relevant Amount shall first be set off against any payment then due from the Warrantors under this Section 11;

         (ii) to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by them under this Section 11 and not previously refunded under this sub-Clause 11.10 (b) up to the amount of such excess; and

         (iii)    to the extent that the excess referred to in sub-Clause 11.10
                  (b) (ii) is not exhausted under that sub-Clause, the remainder of that excess shall be carried forth and set off against any future payments which become due from the Warrantors under this Section 11.

(c)      A Relevant Amount shall not be so treated in accordance with sub-Clause
         11.10 (b) if the payment due from the Warrantors under this Section 11 relates to a loss of a Deferred Relief which is a credit in respect of legge tremonti by a Company (apart from T.D.S Circuits PLC).

11.11 For the avoidance of doubt, the Warrantors shall remain liable in accordance with the terms of this Section 11 notwithstanding that any Tax giving rise to a liability to make a payment under Clause 11.4 of this Clause 11 is or has been discharged or suffered by the relevant Company, whether before or after the date of this Agreement and whether by payment or by the loss or utilisation of any Relief or right to repayment of Tax.

SECTION 12 PROTECTIVE COVENANTS

CLAUSE 12.1 Each of the Warrantors severally agrees that he shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5 per cent. in nominal value of the securities of that class) interested in any Competing Business in Europe, Asia, Africa, North or South America or Oceania during a period of three years after Completion. For this purpose, "COMPETING BUSINESS" means any business which is engaged in the type of business which is carried on by any Group Company at Completion or any business which manufactures and markets printed circuit boards, hybrids or backplanes. Provided that this clause shall cease to apply to any Warrantor on his ceasing to be an employee of the Company or any subsidiary of the Company following the termination by the relevant company of his employment with that Company if such termination is made without "CAUSE" ("cause" for the purpose of this Clause 12.1 means the conviction of a crime or a material breach of employment duties or the breach of the provisions of Clauses 12.2 and 12.3 by such employee).

CLAUSE 12.2 Each of the Warrantors severally agrees that he shall not within a period of three years after Completion, directly or indirectly, solicit or endeavour to entice away from any Group

Company, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by any Group Company in skilled or managerial work at any time during the 12 months prior to Completion. Provided that this Clause shall not operate to prevent the Warrantors from employing any person whose contract of employment with any member of the Group is terminated otherwise than as result of the voluntary resignation of such person.

CLAUSE 12.3 Each of the Warrantors severally agrees that he shall not at any time or except so far as may be required by law or regulation and then only (other than in relation to any disclosure required to be made to the relevant taxation authority) after prior consultation with the Purchaser, use to the detriment of any Group Company or disclose to any person to the detriment of any Group Company, any trade secret or other confidential information of a technical character which it holds in relation to any Group Company or its affairs.

CLAUSE 12.4 Each of the Warrantors severally acknowledges and agrees, as far as such clauses are applicable to them, that each of Clauses 12.1, 12.2 and 12.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with the least amount of modifications as are necessary to make it valid and effective.

SECTION 13  ENTIRE AGREEMENT

CLAUSE 13.1 This Agreement including the Schedules and the documents to be executed under it, including the Escrow Agreement and the Disclosure Letter all of which are incorporated herein and form an integral and substantive part of this Agreement, together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares and there are no other agreements between any of the parties in relation thereto. This Agreement shall, with effect from Completion, supersede all prior agreements between the parties, whether written or oral, in relation thereto. It is agreed that:

(a) neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

(b) this Clause shall not exclude any liability for fraudulent misrepresentation.

SECTION 14  VARIATION

CLAUSE 14.1 No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "VARIATION" shall include any variation, supplement, deletion or replacement however effected.

SECTION 15  ASSIGNMENT

CLAUSE 15.1.1 It is agreed and acknowledged by the Sellers, the Lenders and the Institutions that this Agreement enures to the benefit of any successor of the Purchaser (including the surviving entity following any merger of the Purchaser and any Group Company) and that the Purchaser may at any time assign its rights to acquire the Shares and/or the Loans hereunder to any Affiliate of Purchaser or the Purchaser may at any time after Completion, sell all of the Shares and/or the Loans to any person; provided however, that the benefit of the Commercial Warranties, the Tax Indemnities and the Covenants shall terminate upon any direct sale or transfer of the Shares after Completion to any person that is not either an Affiliate of the Purchaser or an assignee pursuant to Clause 15.3; provided further however, that the Title Warranties shall inure to the benefit of any owner of the Loans or Shares, whether Affiliated with the Purchaser or otherwise. The terms of any assignment permitted by this Clause 15.1 shall stipulate that the assignee shall agree to be bound by the terms of this Agreement as if it were the Purchaser under this Agreement (such that it will be bound by the limitations set out in Section 6).

CLAUSE 15.1.2   No permitted assignment of its rights shall relieve the
Purchaser of any of its obligations or covenants hereunder. It is acknowledged that the Sellers shall be entitled to exercise any rights (including, for the avoidance of doubt, any rights of set-off) against any assignee which they would have had against the Purchaser.

CLAUSE 15.2   Subject to Clauses 15.1, 15.3 and 15.4, no party shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other parties.

CLAUSE 15.3 Subject to the provisions of Clause 15.1.2 the Purchaser may (if required) assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser or any other member of the Purchaser's Group for the acquisition of the Shares and/or Loans, provided that the liability of the Sellers shall not be any greater as a result of such transfer or assignment.

CLAUSE 15.4 Notwithstanding any other provision of this Clause 15 and without prejudice to the guarantee contained in Clause 7.1, the Institutional Seller shall be entitled, at any time following Completion, to assign, transfer or distribute as part of a liquidation process its rights and/or obligations under this Agreement to one or more of the Institutions or any Affiliate of any Institution.

SECTION 16  ANNOUNCEMENTS

CLAUSE 16.1 No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Sellers, VGL or the Purchaser without the prior written approval of the others (for the period after Completion only, such approval not to be unreasonably withheld or delayed). This shall not affect any announcement or circular required by law or regulation or the rules of any stock exchange.

SECTION 17  COSTS

CLAUSE 17.1 Each of the parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement. The fissato bollato stamp duty payable in connection with the transfer of the Shares from the Sellers to the Purchaser shall be exclusively met by the Purchaser. The Warrantors and Institutions agree that any expenses, including any legal costs and advisors' fees incurred by the Sellers or any Group Company in connection with the sale of the Company and the execution and performance of this Agreement ("TRANSFER COSTS") shall be for the account of the Warrantors and Institutions and accordingly jointly and severally agree to pay the Purchaser on demand an amount equal to any Transfer Costs born by any such Group Company.

SECTION 18  PARTIAL INVALIDITY

CLAUSE 18.1 If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

SECTION 19  REMEDIES AND WAIVERS

CLAUSE 19.1 No failure by any party to exercise, nor any delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

SECTION 20  FURTHER ASSURANCE

CLAUSE 20.1 Each party shall do, or procure to be done, all such further acts and things, and execute or procure the execution of all such other documents, as the other may from time to time reasonably require, and at the cost and expense of the party requiring the same, whether on or after Completion, for the purpose of giving to the other the full benefit of all of the provisions of this Agreement.

SECTION 21  NOTICES

CLAUSE 21.1 COMMUNICATIONS IN WRITING Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter delivered by hand.

CLAUSE 21.2 DELIVERY Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by 15 days' written notice to the other specified another address) be made or delivered to that other person by facsimile or by hand at the address identified below and shall be deemed to have been made or delivered (in the case of any communication made by fax) when despatched (subject to confirmation of receipt of all transmitted pages) or (in the case of any communication made by letter delivered by hand) when left at the address specified.

CLAUSE 21.3 COMMUNICATION DETAILS The address of the parties for the purpose of Clauses 21.1 and 21.2 are as follows:

ECSA:
Address:                           c/o Macfarlanes
                                   10 Norwich Street
                                   London EC4A 1BD
For the attention of:               C.H. Meek
Fax:                                0171 831 9607

WARRANTORS

To the address shown on Schedule 1 for the attention of the relevant Warrantor with a copy to the firm mentioned below which each of the Warrantors hereby irrevocably appoints as their respective agent for service of process:

         Morano & Associati
         Corso di Porta Romana
         Milan

         Facsimile No: 00 392 864 51498
         Attention: Federico Cavazza

         PURCHASER:
         c/o the person mentioned below whom the Purchaser hereby irrevocably appoints as its agent for service of process.

         c/o Viasystems Group Limited
         7th Floor
         3 Shortlands
         Hammersmith
         London W6

         with copies to:

         Viasystems Group, Inc.
         101 South Hanley Road, Suite 400
         St Louis
         Missouri 63105

         Facsimile No.: 001 314 746 2299
         Attention:  David M. Sindelar

         Hicks, Muse, Tate & Furst Incorporated
         200 Crescent Court, Suite 1600
         Dallas, Texas  75201
         Facsimile No.: (214) 740-7313
         Attention:  Lawrence D. Stuart, Jr., Esq.

         ANY OF THE CVC ENTITIES:

         c/o CVC Capital Partners
         8-10 Tavistock St.
         London WC2E 7PP

         Facsimile No.: 0171 420 4232
         Attention:  Hardy McLain


         ANY OF THE NATWEST ENTITIES:

         c/o NatWest Equity Partners Limited
         Fenchurch Exchange
         8 Fenchurch
         London EC3M 4TE

         Facsimile No.: 0171 374 2580
         Attention:  Roderick Selkirk

SECTION 22  GOVERNING LAW

CLAUSE 22.1 This Agreement shall be governed by, and shall be construed in accordance with, Italian law.

SECTION 23  ARBITRATION

CLAUSE 23.1 Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement, shall be submitted to arbitration in accordance with and subject to the Rules of Arbitration and Conciliation of the Chamber of Commerce of Milan and finally settled by three arbitrators appointed in accordance with such rules then in force. For the purposes solely of selecting arbitrators pursuant to this Clause 23.1, it is understood that the Sellers and the Institutions shall be deemed to act as one party.

The panel of arbitrators will be appointed as follows: each party will appoint an arbitrator; the two arbitrators appointed by the parties will appoint a third arbitrator who shall act as chairman of the panel. In case the third arbitrator is not appointed within 30 days from the appointment of the two arbitrators appointed by the parties or one of the parties has not appointed its arbitrator within 15 days from the notice of the appointment of the arbitrator by the other party the third arbitrator and/or the arbitrator not appointed by the relevant party will be appointed by the President of the Tribunal of Milan upon request of any of each of the parties.

CLAUSE 23.2 Arbitration: Unless otherwise agreed in writing to by the Parties, the arbitration will take place in Milan, Italy in the English language, and the arbitrators shall be experienced in the arbitration of cross-border transactions, qualified to arbitrate in respect of an agreement governed by Italian law and fluent in the English language to the extent necessary to consider and elucidate any issues arising under this Agreement.

CLAUSE 23.3 Costs of Arbitration: The cost of any arbitration will be assessed against the unsuccessful party, with respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators will be required to make such cost part of any ruling issued by them.

CLAUSE 23.5 Italian Law: The arbitrators shall decide the dispute according to Italian substantive law and pursuant to the rules of procedure applied by the Rules of Arbitration and Conciliation of the Chamber of Commerce of Milan with respect to international arbitration rules.

SECTION 24  COUNTERPARTS

CLAUSE 24.1 COUNTERPARTS This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                   SCHEDULE 1

                                   THE SELLERS

(1)                               (2)                                                    (3)             (4)

NAME                              ADDRESS                                             # OF SHARES          %

PART A

European Circuits SA              50 route D'Esch                                      7,686,875         87.85

PART B

Aldino Bellazzini                 Via Carlo Alberto Dalla Chiesa, 3                     437,500           5.0
                                  10010 Salerano Canavese (To)
                                  Italy

Pietro Pacetti                    Via Roreto, 13                                        284,375          3.25
                                  10010 Chiaverena D'Ivrea (To)
                                  Italy

Claudio Pastoris                  Via Jurara, 4                                         113,750           1.3
                                  13048 Santhia (Vc)
                                  Italy

Giancarlo Silva                   Via Biella, 16                                        113,750           1.3
                                  10012 Bollengo (To)
                                  Italy

Carlo Alberto Caglieri            Via P.Piffetti, 27                                    113,750           1.3
                                  10143 Torino
                                  Italy


The above figures assume that all Management Options have been exercised in full.

                                   SCHEDULE 2

                        THE COMPANY AND THE SUBSIDIARIES

                                     PART A

                             DETAILS OF THE COMPANY

1.     NAME:                                   Zincocelere S.p.A.

2.     DATE OF INCORPORATION:                  19 December 1995

3.     PLACE OF INCORPORATION:                 Salerano Canavese (To)

4.     CLASS OF COMPANY:                       S.p.A.

5.     REGISTERED NUMBER:                      Registro Imprese di Torino N.
                                               7011

6.     REGISTERED OFFICE:                      C.C.I.A.A. TO N. 829521

7.     DIRECTORS:                              Aldino Bellazzini
                                               Luigi Lanari
                                               Pietro Pacetti
                                               Roderick Selkirk
                                               Giancarlo Silva

8.     SECRETARY:                              None

9.     AUTHORISED CAPITAL:                     8,750,000 issued and fully paid
                                               ordinary shares, par value Lire
                                               1,000 each

10.    ISSUED CAPITAL:                         8,750,000 issued and fully paid
                                               ordinary shares, par value Lire
                                               1,000 each

11.    REGISTERED SHAREHOLDERS:                European Circuits S.A., Aldino
                                               Bellazzini, Pietro Pacetti,
                                               Claudio Pastoris, Carlo Alberto
                                               Caglieri, Giancarlo Silva.

12.    ACCOUNTING REFERENCE DATE:              31 December

13.    EXTERNAL AUDITORS:                      Arthur Andersen S.p.A.

14.    TAX RESIDENCE:                          Italy

15.    MORTGAGES AND CHARGES:                  Cash collateral of approximately
                                               4.6 billion lire lodged with
                                               Credito Italiano as security for
                                               counter indemnity obligations of
                                               the Company under a guarantee
                                               granted by Credito Italiano to
                                               IMI.

16.    STATUTORY AUDITORS                      Carlo Ponte
                                               Diego Sabolo
                                               Maurizio Lenzi

                                     PART B

                             DETAILS OF SUBSIDIARIES

1.     NAME:                                   T.D.S. Circuits PLC - (formerly
                                               known as T.D.S. Circuits
                                               (Blackburn) P.L.C.)

2.     DATE OF INCORPORATION:                  29 May 1974

3.     PLACE OF INCORPORATION:                 England

4.     CLASS OF COMPANY:                       Public

5.     REGISTERED NUMBER:                      1171921

6.     REGISTERED OFFICE:                      Whitebirk Estate
                                               Blackburn
                                               Lancashire BB1 5TD

7.     DIRECTORS:                              John Michael Geoffrey Andrews
                                               Aldino Bellazzini
                                               Herbert Anthony Cann
                                               Mauro Dallora
                                               Pietro Pacetti
                                               Graham Derek Partridge
                                               Claudio Pastoris
                                               Giancarlo Silva

8.     SECRETARY:                              Graham Derek Partridge

9.     AUTHORISED CAPITAL:                     25,000,000 ordinary shares of 5p
                                               and 3,790,000 cumulative
                                               redeemable voting preferred
                                               shares 1992/95 of (pound)1 each.

10.    ISSUED CAPITAL:                         (pound)4,845,000 divided in
                                               21,100,000 ordinary shares of 5p
                                               each and 3,790,000 cumulative
                                               redeemable voting preferred
                                               shares 1992/95 of (pound)1 each.

11.    ACCOUNTING REFERENCE DATE:              31 December

12.    EXTERNAL AUDITORS:                      Arthur Andersen

13.    TAX RESIDENCE:                          UK

14.    SUBSIDIARIES:                           None

15.    MORTGAGES AND CHARGES:                  1. Debenture dated 12 August 1997
                                                  in favour of Banca Commerciale
                                                  Italiana.

1.     NAME:                                   Nord Elettronica S.r.L.

2.     DATE OF INCORPORATION:                  4 October 1991

3.     PLACE OF INCORPORATION:                 Savona

4.     CLASS OF COMPANY:                       S.r.l.

5.     REGISTERED NUMBER:                      Registro Impress Aosta N.
                                               60872/1996

6.     REGISTERED OFFICE:                      C.C.I.A.A Aosta N. 53761

7.     DIRECTORS:                              Aldino Bellazzini
                                               Carlo Alberto Caglieri
                                               Claudio Pastoris

8.     SECRETARY:                              None

9.     AUTHORISED CAPITAL:                     63,000,000 issued and fully paid,
                                               par value Lire 1,000 each

10.    ISSUED CAPITAL:                         63,000,000 issued and fully
                                               paid, par value Lire 1,000 each

11.    REGISTERED SHAREHOLDER:                 Zincocelere

12.    ACCOUNTING REFERENCE DATE:              31 December

13.    EXTERNAL AUDITORS:                      Arthur Andersen S.p.A.

14.    TAX RESIDENCE:                          Italy

15.    SUBSIDIARIES:                           None

16.    MORTGAGES AND CHARGES:                  None

                                   SCHEDULE 3

                            THE COMMERCIAL WARRANTIES

                                PART A : GENERAL



CAPITAL EXPENDITURES

1.1 The Group has made all capital expenditures projected to be made in 1997 pursuant to the 1997 capital expenditure plan previously provided to the Purchaser.

THE GROUP

THE COMPANY AND THE SHARES

2.1(a)   All of the Shares are fully-paid or properly credited as fully-paid.

(b) The information in respect of the Company set out in Part A of Schedule 2 is true and accurate.

THE SUBSIDIARIES

2.2(a) The Company is (or a Subsidiary is) the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever.

(b) The information in respect of each of the Subsidiaries set out in Part B of Schedule 2 is true and accurate.

OTHER INTERESTS

2.3 No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking other than the Subsidiaries.

1 FINANCIAL MATTERS

ACCOUNTS

3.1(a) The Accounts (i) have been prepared in accordance with the Italian GAAP on a consistent basis; (ii) are true and complete; (iii) fairly present the financial position and results of each Group Company for the relevant period(s) and as at the relevant date(s) and (iv) are in accordance with the books and records of each Group Company as at the date for the period stated.

3.1(b) The Management Accounts have been prepared on a basis consistent with the books and records of the Company and prior management accounts. The Management Accounts fairly present in all material respects the financial position of the Group at the dates as indicated and the results of operations and changes in all material respects in cash flow for the periods indicated and except as set forth in the Disclosure Letter do not present a materially different financial position of the Group and its results than that which would be presented if the Management Accounts were prepared in accordance with Italian GAAP.

3.1(c) The Company has no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, but in each case only of a kind which would be required to be reported in accounts prepared in accordance with Italian GAAP (or the notes thereto) except (i) those liabilities or obligations set forth in the Accounts or the Management Accounts as of the Management Accounts Date and not heretofore paid or discharged or (ii) those liabilities or obligations incurred in the ordinary course of the business consistent with past practice since the Management Accounts Date.

3.1(d) The accounts receivable which are reflected in the Management Accounts have arisen out of transactions in the ordinary course of business consistent with past practice and, except as provided in the Management Accounts as of the Management Accounts Date, are not subject to valid defences, set-offs or counterclaims other than those arising in the ordinary course of business; and

3.1(e) All stock of the Company used in the conduct of its business, including without limitation raw materials, work-in-progress and finished goods, reflected in the Management Accounts as of the Management Accounts Date or acquired since the date thereof (A) was acquired and has been maintained in the ordinary course of business and (B) is valued at the lower of cost or market value in accordance with Italian GAAP.

POSITION SINCE MANAGEMENT ACCOUNTS DATE

3.2(a) Since the Management Accounts Date, there has been no material adverse change in the operations, liabilities, assets, Properties, financial condition or results of operations of the Group (save to the extent that the same affect to a similar extent generally all companies carrying on similar businesses in Italy).

(b) Save as disclosed in the Disclosure Letter, since the Management Accounts Date:

             (i) the business of each Group Company has been carried on in the ordinary and usual course, consistent with past practices;

            (ii) no dividend or other distribution redemption of capital or repayment has been declared, paid or made by any Group Company (except for any dividends (A) provided for in the Management Accounts of that Group Company or (B) paid to another Group Company);

           (iii) no share or loan capital, options, warrants or other securities has been allotted or issued or agreed to be allotted or issued by any Group Company (other than to another Group Company);

            (iv) there have been no transactions between any Group Company on the one hand and any Seller or any officer or director of any Group Company on the other hand;

             (v) no Group Company has made commitments or agreements for capital expenditures which are inconsistent with the Company's written capital expenditure projections provided to Purchaser;

            (vi) no Group Company has other than in the ordinary and usual course of business acquired or disposed of, or agreed to acquire or dispose of, any business or any asset or Properties (excluding disposition of inventory and capital expenditure in each case in the ordinary course of business) having a value in excess of 250,000,000 Lire;

           (vii) no change has been made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total employee or director costs of the Group by more than 500,000,000 Lire per annum or the remuneration of any one director or employee by more than 50,000,000 Lire per annum;

          (viii) no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity; and

            (ix) no resolution of the members of any Group Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings).

ACCOUNTING AND OTHER RECORDS

3.3(a) The statutory books, books of account and other records of each Group
Company:

             (i)  have been maintained in accordance with applicable laws; and

            (ii) are in its possession or under its control.

(b) All accounts, documents and returns required by law to be delivered or made by any Group Company to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

TDS CIRCUITS PLC

3.4 The Company is currently entitled to redeem all the cumulative redeemable voting preferred shares of (pound)1 each issued by TDS Circuits PLC and has not agreed to waive or forebear its right to redeem the same.

REGULATORY MATTERS

LICENCES

4.1(a) Each Group Company has obtained all material licences, permissions, authorisations and consents required for carrying on its business in the places and in the manner in which such business is now carried on.

(b) The licences, permissions, authorisations and consents referred to in paragraph (a) are so far as the Warrantors are aware in full force and effect and have been complied with in all material respects.

(c) To the best knowledge of the Warrantors, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a), the revocation or non-renewal of which would have a material adverse effect on any Group

         Company, will be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

COMPLIANCE WITH LAWS

4.2(a) Each Group Company has conducted its business and corporate affairs in accordance with its constitutional documents and in all material respects with all applicable laws and regulations (whether of the United Kingdom, in respect of TDS Circuits PLC, Italy or so far as Warrantors are aware, any other jurisdiction) including, without prejudice to the generality of the foregoing, Law no. 675 of December 31, 1996.

(b) No Group Company has been served with written notice by any governmental or regulatory authority of any breach of any order, decree or judgment of any court or any governmental or regulatory authority.

COMPETITION AND FAIR TRADING LAWS

4.3(a) No Group Company has been advised or notified in writing that it is or may be a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which (i) in respect of TDS Circuits PLC is registrable under the provisions of the Restrictive Trade Practices Act 1976 (as amended), (ii) in respect of TDS Circuits PLC contravenes the provisions of the Resale Prices Act 1976, (iii) falls within Article 85 and/or Article 86 of the Treaty of Rome Articles 2 and 3 of the Italian Antitrust Statute Law 287/1990 or (iv) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area.

(b) No Group Company has received any process, notice or other written communication (formal or informal) by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980 or otherwise), the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the Commission of the European Communities or the EFTA Surveillance Authority in competition matters in relation to any aspect of the business of any Group Company or any agreement, arrangement, concerted practice or course of conduct to which any Group Company is, or is alleged to be, a party which in any such case indicates that a Group Company is or is likely to be the subject of prosecution or investigation.

(c) No Group Company is, insofar as the Warrantors are aware, subject to any order or judgment given by any court or governmental or regulatory authority or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

US SALES AND ASSETS

4.4 The Group does not make any sales directly into the US in an amount exceeding $25,000,000 per annum and does not have any assets or properties in the US whose value exceeds $15,000,000.

THE GROUP'S ASSETS

OWNERSHIP

5.1(a) For the purpose of this Schedule 3, "ASSETS" shall not include the Properties, to which the provisions of Part B of this Schedule shall apply.

(b) Each of the assets included in the Last Accounts of each Group Company or acquired by it since the Last Accounts Date (other than assets sold in the ordinary course of business) is legally and beneficially owned by that Group Company. Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, right of first refusal, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

         (i) any hire or lease agreement in the ordinary course of business involving an expenditure of less than 400,000,000 Lire in aggregate per annum;

         (ii) title retention provisions in respect of goods and materials supplied to the Group in the ordinary course of business; and

         (iii) the security interests, if any, reflected in the Management Accounts as of the Management Accounts Date and liens arising in the ordinary course of business by operation of law.

POSSESSION AND THIRD PARTY FACILITIES

5.2(a) All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.

(b) Where any facilities or services are provided to any Group Company by any third party, there has not in so far as the Warrantors are aware occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services and which would have a material adverse effect on any Group Company.

ADEQUACY OF ASSETS

5.3(a) The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services currently used in the business of that Group Company in the manner in which it is currently carried on.

(b) No Group Company depends upon the use of assets owned by, or facilities or services provided by, the Sellers or any entity (other than any Group Company) controlled by the Sellers.

CONDITION

5.4 All the plant, machinery, equipment and vehicles used by each Group Company are in a good state of repair, ordinary wear and tear excepted.

PLANT REGISTERS

5.5 The plant registers of each Group Company comprise in all material respects a complete and accurate record of all the plant, machinery and equipment owned or possessed by that Group Company.

INSURANCES

5.6(a) There is set out in the Disclosure Letter a summary of the insurances maintained by or covering members of the Group. Such insurances are in full force.

4 INTELLECTUAL PROPERTY RIGHTS

REGISTERED RIGHTS

6.1(a) The Disclosure Letter contains true, complete and accurate lists of all Intellectual Property Rights registered or sought by the relevant Group Company to be registered in any jurisdiction which are held or beneficially owned by each Group Company.

(b) In so far as the Warrantors are aware, no act has been done or omitted to be done by any Group Company and no event has occurred which may render any of such Intellectual Property Rights which are material subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

INFRINGEMENT

6.2(a) So far as the Warrantors are aware, none of the operations of the Group infringe any Intellectual Party Rights held by any third party or involve the unauthorised use of confidential information disclosed to any Group Company in circumstances which render such Group Company liable to a third party claim.

(b) No claim has been made by any third party, notice of which has been received by the relevant Group Company in writing, which alleges any infringing act or process or which otherwise disputes the right of any Group Company to use any Intellectual Property Rights relating to its business and the Warrantors are not aware of any circumstances (including any act or omission to act) reasonably likely to give rise to such a claim.

(c) There exists no actual or, so far as the Warrantors are aware, threatened infringement by any third party of any Intellectual Property Rights held or used by a Group Company (including misuse of confidential information) or any event reasonably likely to constitute such an infringement where such infringement would reasonably be expected to have a material adverse effect on such Group Company.

EMPLOYEE CLAIMS

6.3 No claims have been made or, so far as the Warrantors are aware, threatened by employees or ex-employees of a Group Company to be compensated in respect of any Intellectual Property Rights used by any Group Company.

INTELLECTUAL PROPERTY LICENCES

6.4(a) Details of all licences granted to or by any Group Company in respect of Intellectual Property Rights are set out in the Disclosure Letter including details of any limit as to time or right of termination affecting the use of the Intellectual Property Right.

(b) No Group Company is in material default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by any Group Company.

CONFIDENTIAL INFORMATION

6.5 Where information of a confidential nature has been developed or acquired by any Group Company for the purposes of its business in the two (2) year period prior to the date of this Agreement, such information (except insofar as not significant to the business of the Company or insofar as it has fallen into the public domain through no fault of a Group Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed or as required by law.

RECORDS AND SOFTWARE

6.6 All the accounting records and systems (including but not limited to computerised accounting systems) of the Group are recorded, stored, maintained or operated or otherwise held by a Group Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of a Group Company.

CONTRACTUAL MATTERS

SIGNIFICANT CONTRACTS

7.1 Except as specified in the Disclosure Letter, there is not outstanding any agreement or arrangement to which any Group Company is a party:

(a) under which the execution, delivery and performance of this Agreement will:

         (i) cause any Group Company to be in conflict, violation, or default (with or without notice or lapse of time or both) of any provision thereof where the same would be material to the business of the Group; or

         (ii) give rise to any right of termination, cancellation or acceleration of any obligation or loss of benefit affecting any Group Company;

(b) which will result in any Group Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Shares by the Purchaser;

(c) which were entered into outside the ordinary course of business of the Company and otherwise than by way of a bargain at arm's length;

(d) (without prejudice to sub-paragraph (c) above) which is a substantial property transaction and/or a loan entered into between a Group Company and any director of that Company;

(e) which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities (including options or warrants) of any Group Company now or at any time in the future;

(f) which establishes any guarantee, indemnity or suretyship given by any Group Company in respect of the obligations or solvency of any third party;

(g) pursuant to which any Group Company has sold or otherwise disposed of any company, business or assets in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Management Accounts as of the Management Accounts Date, excluding sales of inventory made by the Company in the ordinary course of its business;

(h) which, upon completion by a Group Company of its work or the performance of its other obligations under it, is so far as the Warrantors are aware likely to result in a loss for that Group Company which is not fully provided for in its Management Accounts as of the Management Accounts Date;

(i) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any Group Company is a party;

(j) which involves (i) expenditure by any Group Company in excess of 600,000,000 Lire individually or 3,000,000,000 Lire in the aggregate or
         (ii) obligations or restrictions of any Group Company of an unusual or exceptional nature or magnitude;

(k) which establishes any material agency, distributorship, marketing, consulting, purchasing, sales, manufacturing or licensing agreement or arrangement to which any Group Company is a party, for these purposes, material means having a value in excess of 100,000,000 Lire;

(l) which restrains any Group Company from carrying on its business in any part of the world;

(m) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which any Group Company is a party;

(n) which is a recognition, procedural or other agreement between any Group Company and any recognised independent trade union;

(o) which is entered into between any Group Company and any of the Sellers or any Affiliate of any Group Company and the Seller;

(p) which is a note, debenture, bond, letter of credit agreement, loan agreement or the agreement relating to the borrowing or lending of money or any guarantee of the indebtedness of another;

(q) which is an employment, consultancy, severance or similar agreement with any present or former employee or director of any Group Company;

(r) which is a lease under which any Group Company is either lessee or lessor relating to any asset or Property of a Group Company;

(s) under which any Group Company becomes bound to pay to a third party an amount which, but for the completion of the sale of the shares to the Purchaser, would not otherwise have been required to be paid by such Group Company provided that this paragraph (s) shall not apply to any amount merely required to be paid at an earlier date as a result of the sale of the Shares; or

(t) which is a written bid, tender, proposal or offer which, if accepted, would result in any Group Company becoming a party to any agreement or arrangement of a kind described in sub-paragraphs (a) to (r) above.

DEFAULTS AND DISCLOSURE

7.2(a) No Group Company is in default under any significant agreement to which it is a party (contracts falling within paragraph 7.1 are deemed to be significant for this purpose) and which default is material to its business and, to the best of the knowledge of the Warrantors, there are no circumstances likely to give rise to any such default.

(b) To the best knowledge of the Warrantors, no party with whom any Group Company has entered into any agreement or arrangement and which is significant (contracts falling within paragraph 7.1 being deemed to be significant for this purpose) to its business is in material default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

(c) The Warrantors have made available to the Purchaser true and correct copies of all significant agreements of the Group required to be disclosed in the Disclosure Letter pursuant to paragraph 7.1, along with all amendments, modifications and supplements thereto.

TRADING RELATIONSHIPS

7.3 Except as disclosed in the Disclosure Letter during the twelve months preceding the date of this Agreement no significant customer or group of customers of or supplier or group of suppliers to any Group Company has ceased to deal or has, so far as the Warrantors are aware, threatened that it will cease to deal with that Group Company. For these purposes, a customer is regarded as "significant" if sales to that customer in any year represent five percent or more of the sales of that Group Company in any such year and a supplier is regarded as "significant" if sales by that supplier in any year represent five percent or more of purchases of that Group Company in any such year.

PRINCIPAL SUPPLIERS AND CUSTOMERS

7.4 Except as disclosed in the Disclosure Letter, no supplier or customer (including any person known by the Warrantors to be connected in any way with any such supplier or customer), accounted either for more than five per cent. of the aggregate value of all purchases or for more than five per cent. of the aggregate value of all sales of any Group Company for the period beginning on January 1, 1997 and ended on December 31, 1997.

GRANTS

7.5 In relation to any investment or other grant or allowance paid or payable to any Group Company ("GRANTS"), the relevant Group Company:

(a) has complied with its obligations to make expenditures under such Grants as such obligations fall due;

(b) has achieved the performance targets set out in such Grants including as to the employment of certain numbers of employees; and

(c) has not been notified that any repayment of any such Grant is required and is not aware that any circumstances exist as a result of which in the Warrantor's opinion it is likely that it will receive such notification.

LITIGATION AND INVESTIGATIONS

LITIGATION

8.1(a) Save as disclosed in the Disclosure Letter, except as plaintiff in the collection of debts arising in the ordinary course of business (which do not exceed 200,000,000 Lire in aggregate), no Group Company is a plaintiff or defendant in or, insofar as the Warrantors are aware, otherwise a party to any litigation, arbitration or administrative proceedings which are in progress and insofar as the Warrantors are aware no such litigation is threatened or pending by or against or concerning any Group Company or any of its assets.

(b) Insofar as the Warrantors are aware no governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

DIRECTORS AND EMPLOYEES

EMPLOYEES

9.1 Each Group Company is in material compliance with all laws and applicable labour collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity, wages and hours, and laws and regulations concerning social security contributions (including, without limitation, contributions to be made under integrative pension schemes) and health and safety at work.

9.2 The Disclosure Letter sets out accurate details of the current basic salary, length of notice and significant other financial benefits of those employees of any Group Company earning a current basic salary in excess of 180,000,000 Lire per annum (or equivalent).

AGREEMENTS

9.3 Except as specified in the Disclosure Letter, no Group Company is bound by any collective bargaining or similar agreement nor are any such agreements currently being negotiated.

9.4 Any and all consulting agreements entered into between any of the Group Company and any of its consultants, advisors, accountants, etc. comply with all applicable laws.

9.5 Except as specified in the Disclosure Letter, there is not in existence any written or unwritten contract of employment with a director or an employee of any Group Company (or any contract for services with any person) which cannot be terminated by twelve (12) months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

DISPUTES

9.6 Insofar as the Warrantors are aware there are no present circumstances which are likely to give rise to any such specific dispute between any Group Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) .

INCENTIVE SCHEMES

9.7 Except as specified in the Disclosure Letter, no Group Company has in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.

PAYMENTS ON TERMINATION

9.8 Save as disclosed in the Disclosure Letter, except to the extent (if any) to which provision or allowance has been made in the Management Accounts as of the Management Accounts Date of each Group Company:

(a) no liability has been incurred by any Group Company which has not been satisfied in full for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and

(b) no gratuitous payment of a material amount has been made or material benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company. For these purposes, "material" means an amount or benefit in excess of 50,000,000 Lire.

REDUNDANCIES

9.9 No UK Group Company has within the period of one (1) year preceding the date of this Agreement given notice of any redundancies to the relevant Secretary of State or started consultations with any independent trade union under the provisions of the Employment Act 1996 or failed to comply with any such obligation under the said Part IV. No Italian Group Company has within the period of one (1) year preceding the date of this Agreement given notice and/or started consultations with any trade unions under the provisions of the Law no. 223 of July 23, 1991.

INSOLVENCY ETC.

10.1 No order has been made, or, so far as the Warrantors are aware, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator. So far as the Warrantors are aware, no petition has been presented for an administration order to be made in relation to any Group Company, and insofar as the Warrantors are aware no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company. So far as the Warrantors are aware, there are no circumstances applying to a Group Company which would trigger the commencement of any of the procedures governed by Decree no. 267 of March 16, 1942, or Law no. 95 of April 3, 1979.

10.2 No scheme of arrangement or reorganisation (or analogous event) has been proposed, sanctioned or approved in relation to any Group Company.

10.3 Within the period of one year preceding the date of this Agreement, no distress, distraint, charging order, garnishee order, execution or other process has been levied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

10.4 No person who now is, or who at any time within the last three years was, a director or officer of TDS is, or at any material time was, subject to any disqualification order under any applicable laws.

                           PART B: PROPERTY WARRANTIES

1.       GENERAL

The Properties comprise all the land and buildings owned, occupied or used by any Group Company or in which any Group Company has any rights or interest and the information concerning the Properties set out in Schedule 4 is true, complete and accurate.

2.       POSSESSION

(a) Save as mentioned in the Disclosure Letter, there are no leases, underleases, tenancies or licences granting rights of occupation affecting any of the Properties nor is there any agreement to grant the same.

(b) A Group Company is in possession of the whole of the Properties, none of which is vacant.

3.       TITLE

(a) The Group has a good and indefeasible title to each of the Properties and all relevant deeds and documents are in its possession or under its control (except for those Properties subject to the mortgages or charges referred to in the Disclosure Letter, in which case they are held by the first mortgagees or chargees therein mentioned).

(b) Where title to the UK Properties is registered at H. M. Land Registry, it is registered with title absolute, free from any caution, inhibition or notice and no unregistered title should have been registered.

4.       ADVERSE INTERESTS

Except as specified in the Disclosure Letter, the Properties are so far as the Warrantors are aware free from any:

(a)      security interest, option or right of pre-emption;

(b) (in the case of the UK Properties only) over-riding interest (as defined in Section 70 of the Land Registration Act 1925); or

(c) right of occupation or enjoyment by any third party or the public, nor is any such right being acquired and there is no agreement to create any of the foregoing.

5.       EASEMENTS ETC.

The Properties have the benefit of all rights of way and for drainage and the supply of services reasonably required for their present use.

6.       OUTGOINGS

The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings (if any) disclosed by the Disclosure Letter.

7.       DISPUTES

To the best knowledge of the Warrantors there are no current or anticipated notices, actions, disputes or complaints, relating to or in respect of the Properties or their use, nor, so far as the Warrantors are aware, are there any circumstances rendering any of the foregoing reasonably likely.

8.       PLANNING MATTERS

(a) Except to the extent that non-compliance would not have a material adverse effect on the relevant Group Company, the current use of the Properties, and developments already carried out on the Properties, comply in all material respects with any relevant planning legislation, any legislation which controls or regulates the use of land or buildings or legislation which preserves or protects the national heritage and any orders, regulations, consents or permissions made or granted under any of the same as at the date hereof ("PLANNING LEGISLATION").

(b) In respect of TDS Circuits PLC only, there is no agreement affecting any of the UK Properties under Section 106 of the Town and Country Planning Act 1990, Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any legislation of a similar nature.

9.       COMPULSORY ACQUISITION

So far as the Warrantors are aware, there is no resolution or proposal for the compulsory acquisition of the Properties or any means of access thereto or egress therefrom.

10.      BREACH OF COVENANT

No Group Company is in material subsisting breach of any covenant, restriction, stipulation or other obligation affecting any of the Properties.

11.

[Intentionally blank]

12.      STATE OF PROPERTIES

Except as disclosed in the Disclosure Letter, the buildings and other structures on the Properties are in all material respects in repair, having regard to their age, use and construction and so far as the Warrantors are aware, do not as at the date hereof require exceptional expenditure to remedy any disrepair. For these purposes, any defect requiring expenditure by way of repair of 200,000,000 Lire or more in aggregate shall be regarded as material.

13.      LEASEHOLD PROPERTIES

In relation to such of the Properties as are leasehold:

         (a) all material covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with;

         (b) there is no current complaint to the Company or Group Company alleging any breach or any refusal to accept rent;

         (c) there are no current notices given by the landlord or the tenant or proceedings pursuant to Law no. 392 of July 24, 1978 or the Landlord and Tenant Act 1954 or otherwise;

         (d) in respect of TDS Circuits PLC only, the security of tenure provisions of Part II of the Landlord and Tenant Act 1954 are not excluded;

         (e) none of the leases, other than leases at a full rack rent, contains any provision for forfeiture on insolvency or liquidation;

         (f) none of the leases require the tenant to offer to surrender the same before, or as a pre-condition of an assignment or under-letting or contains requirements to be satisfied on, a change of ownership of the share capital or control of the tenant;

         (g) so far as the Warrantors are aware, there are no matters in the superior titles of any leasehold Property which have an adverse effect on the use and enjoyment of the Properties for their current use;

         (h)      no rent reviews are outstanding in relation to UK Properties.

                        PART C: ENVIRONMENTAL WARRANTIES

1.       INTERPRETATION

In this Part:

(a) ENVIRONMENTAL LAWS shall mean the following, each as in existence at the Completion Date:

             (i) all European Community, national or local statutes, codes, or other laws or legislation concerning Environmental Matters which are applicable in Italy, or so far as TDS Circuits PLC is concerned, in England and which are applicable to any Group Company Activity or to the Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder; and

            (ii) judicial and administrative interpretation of each of the foregoing.

(b) ENVIRONMENTAL APPROVALS shall mean the permits, consents, licences and other authorisations and approvals required under the Environmental Laws to be obtained in connection with the use of the Properties or in connection with any Group Company Activity.

(c) ENVIRONMENTAL MATTERS shall mean in relation to any Group Company Activity and the Properties all matters related to pollution or protection of the environment other than matters related to Town and Country Planning but including noise, emissions, discharges and releases of Hazardous Substances into air, water, sewage systems and land and the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of Hazardous Substances.

(d) GROUP COMPANY ACTIVITY shall mean any business or other activity of any nature whatsoever which so far as the Warrantors are aware is being carried on by a Group Company at the Completion Date.

(e) HAZARDOUS SUBSTANCES shall mean and include pollutants, contaminants and hazardous, flammable and toxic substances materials and waste whether solid, liquid or gaseous which are referred to in or regulated by any of the Environmental Laws.

2.       EXISTENCE OF ENVIRONMENTAL APPROVALS

The Disclosure Letter includes a list of all the Environmental Approvals held by each Group Company true and complete copies of which have been or, prior to the Completion Date will be delivered to the Purchaser.
Except as set out in the Disclosure Letter:

(a) such Environmental Approvals constitute all the Environmental Approvals currently required under the Environmental Laws to be obtained in connection with the use of the Properties or any Group Company Activity;

(b)      each such Environmental Approval is in full force and effect;

(c) no proceeding or other action of whatever nature is pending, or is threatened, seeking the suspension, revocation or variation or limitation of any such Environmental Approval or seeking to impose any penalty applicable under such Environmental Approval;

(d) There are no facts or circumstances arising from any Group Company Activity which will, or are reasonably likely to result in, any such Environmental Approval being suspended, revoked, varied or limited (other than variations or limitations in the ordinary course of business) or which may prejudice their renewal; and

(e) no appeals are pending or being contemplated in respect of the refusal of, or conditions contained in any Environmental Approval or any action taken in respect of, any Environmental Approval.

3.       COMPLIANCE WITH ENVIRONMENTAL APPROVALS AND ENVIRONMENTAL LAWS

(a) All environmental Approvals or Environmental Laws have been complied with in all material respects and the use of the Properties in the conduct of any Group Company Activity has been and is in all material respects in accordance with the Environmental Approvals and Environmental Laws.

(b) Neither the Warrantors nor any Group Company has received any notice, order, judgment or demand letter requiring the taking of remedial or other action in relation to Environmental Matters (excluding any where such action has been taken).

(c) There have been and are, in relation to any Group Company Activity at the Properties (and so far as the Warrantors are aware any activities of any Group Company off-site of the Properties) no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have arisen directly or indirectly from the acts of any Group Company or are otherwise caused directly or indirectly by a Group Company and which will give rise to legal liability or otherwise form the basis of any Claim, action, suit, proceeding, hearing or investigation related to Environmental Matters where the same is reasonably likely to result in a material liability for a Group Company. For these purposes, a material liability is a liability in excess of 300,000,000 Lire in aggregate.

(d) There is not currently, and there has not been either on the Properties or otherwise, arising from any Group Company Activity, any spill, leakage, discharge, release or deposit (whether to water, land, sewage systems or air or a combination of these) of any Hazardous Substance which is reasonably likely to cause harm to humans, flora or fauna in a manner which is reasonably likely to result in a material liability for a Group Company. For these purposes, a material liability is a liability in excess of 300,000,000 Lire in aggregate.

4.       ENVIRONMENTAL AUDIT

Neither the Properties nor any Group Company Activity has been the subject of any Environmental Audit, defined as any evaluation, assessment, study or test other than such as has been carried out by the Purchaser.

5. There is attached to the Disclosure Letter copies of all environmental studies carried out by or on behalf of each Group Company relating to the business of such Group Company.

                             PART D: TAX WARRANTIES



1.

1.1 All Tax returns (including those as withholding agent), reports or other filings in respect of Tax that are required to be filed on or before the date hereof, have been timely filed by each Group Company. Such Tax returns, reports or other filings in respect of Tax adequately reflect the Tax liabilities of each Group Company, at the time of the filings, for the taxable period covered thereby.

1.2.1 All Taxes of each Group Company, that are payable on or before the date hereof have been timely and duly paid.

1.2.2 All Taxes of each Group Company (apart from T.D.S. Circuits PLC) that are attributable to any period ending on or before the Management Accounts Date which are not yet due and payable as of the date hereof are the subject of appropriate provision in the Last Accounts or the Management Accounts.

1.2.3 All Taxes of T.D.S. Circuits PLC that are attributable to any accounting period of the Company ending on or before the Last Accounts Date which are not yet due and payable as of the date hereof are the subject of appropriate provision in the Last Accounts.

1.3 No claim for assessment or collection of Taxes has been asserted in writing against each Group Company (apart from T.D.S. Circuits PLC).

1.4 No Group Company has received any notice of a proposed Tax inspection or any other administrative proceeding or court proceedings nor are any of the foregoing pending or threatened in writing with regard to any Taxes or Tax returns.

                                   SCHEDULE 4

                                PROPERTY DETAILS



1. Real property in Cavaglia (Biella), Via Abate Bertone no. 12, owned by Zincocelere S.p.A.

2.       Plant a Valle d'Aosta occupied by Nord Elettronica.

3.       TDS Circuits Plc Properties:


DESCRIPTION                  TITLE NUMBER                 INTEREST                    PROPRIETOR

Land on the north west       LA488020                     Leasehold  125 years from   TDS Circuits Plc
side of Cunliffe Road,                                    4 May 1983
Blackburn

Land on the south east       LA401965                     Freehold                    TDS Circuits Plc
side of Cunliffe Road,
Whitebirk

Land on the south east       LA408118                     Freehold                    TDS Circuits Plc
side of Cunliffe Road,
Whitebirk

Land on the north west       LA419082                     Freehold                    TDS (Circuits) Plc
side of Cunliffe Road,                                                                (Company Registration
Blackburn                                                                             Number: 1171921)

Land and buildings on the    LA402828                     Freehold                    TDS Circuits Plc
south east side of
Cunliffe Road, Whitebirk

                                   SCHEDULE 5

                         OWNERSHIP AND VALIDITY OF LOANS



1.1 The Loans are owed legally and beneficially by the Lenders, free and clear from all security interests, rights or claims of any third parties.

1.2 This Agreement constitutes and imposes valid and legal obligations on each Lender fully enforceable in accordance with its terms.

1.3 The Lenders severally warrant and confirm to the Purchaser as of the date of this Agreement and as of the Completion date that the Lenders are entities validly existing and in good standing in the jurisdiction of their organization and have all necessary corporate power to enter into this Agreement and to perform any and all of their respective obligations under this Agreement and the persons who have executed this Agreement on behalf of the Lenders respectively, are duly authorised officer or directors of the Lenders respectively, vested with full power to bind the Lenders respectively, in relation to any and all of such obligations.

1.4 As of the date of this Agreement, there are no pending or threatened judicial or administrative proceedings which could have a material adverse effect on the Lender's performance of its obligations arising under this Agreement;

1.5 The execution of this Agreement and of the transactions contemplated hereby will not result in the breach of any legal provision affecting the Lenders which may affect the validity or enforceability of this Agreement as against the Lenders.

SIGNED by ALDINO BELLAZZINI                              )   ALDINO BELLAZZINI
in the presence of:                                      )


Andrew Harting, Solicitor
One South Place, London EC2M 2WG


SIGNED by PIETRO PACETTI by his attorney                 )   ALDINO BELLAZZINI
Aldino Bellazzini in the presence of:                    )


Andrew Harting, Solicitor
One South Place, London EC2M 2WG


SIGNED by CLAUDIO PASTORIS by his attorney              )    ALDINO BELLAZZINI
Aldino Bellazzini in the presence of:                   )


Andrew Harting, Solicitor
One South Place, London EC2M 2WG


SIGNED by GIANCARLO SILVA by his attorney               )    ALDINO BELLAZZINI
Aldino Bellazzini in the presence of:                   )


Andrew Harting, Solicitor
One South Place, London EC2M 2WG


SIGNED by CARLO ALBERTO CAGLIERI by his                 )    ALDINO BELLAZZINI
attorney Aldino Bellazzini in the presence of:          )


Andrew Harting, Solicitor
One South Place, London EC2M 2WG


SIGNED by RODERICK SELKIRK as a duly                    )    RODERICK SELKIRK
authorised attorney for and on behalf of                )
NATWEST VENTURES NOMINEES LIMITED                       )


SIGNED by RODERICK SELKIRK as a duly                    )    RODERICK SELKIRK
authorised attorney for and on behalf of                )
NATWEST VENTURES INVESTMENTS LIMITED                    )


SIGNED by HARDY MCLAIN as a duly                        )    HARDY MCLAIN
authorised attorney for and on behalf of                )
CVC EUROPEAN EQUITY LIMITED acting                      )
as General Partner of CVC EUROPEAN                      )
EQUITY PARTNERS L.P.                                    )

SIGNED by HARDY MCLAIN as a duly                        )    HARDY MCLAIN
authorised attorney for and on behalf of                )
CVC EUROPEAN EQUITY LIMITED acting                      )
as General Partner of CVC EUROPEAN                      )
EQUITY PARTNERS (JERSEY) L.P.                           )


SIGNED by HARDY MCLAIN as a duly                        )    HARDY MCLAIN
authorised attorney for and on behalf of                )
CITICORP INVESTORS EUROPE LIMITED                       )


SIGNED by RODERICK SELKIRK as duly                      )    RODERICK SELKIRK
authorised attorney for and on behalf of                )
EUROPEAN CIRCUITS S.A.                                  )

SIGNED by DAVID WEBSTER                                 )    DAVID WEBSTER
duly authorised                                         )
for and on behalf of                                    )
VIASYSTEMS S.r.l.                                       )

SIGNED by DAVID WEBSTER                                )     DAVID WEBSTER
duly authorised                                        )
for and on behalf of                                   )
VIASYSTEMS GROUP LIMITED                               )





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